OFFERING CIRCULAR

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A

REGULATION A OFFERING STATEMENT

UNDER THE SECURITIES ACT OF 1933

ADVANCED PREDICTIVE

ANALYTICS HOLDINGS, INC.

Commission File Number: 0001612917

UNITED STATES:

Advanced Predictive Analytics Holdings, Inc.

3405 Colony Plaza

Newport Beach, California 92660

http://www.advpa.com

Phone: (954) 803-5191

7372 – Prepackaged Software	47-5566405	Nevada
(Primary Standard Industrial	(I.R.S. Employer ID Number)	(State of Incorporation)
Classification Code Number)

Mr. George D. Pursglove

Chairman, President, & CEO

Advanced Predictive Analytics Holdings, Inc.;

3405 Colony Plaza, Newport Beach, California 92660

DATE: December 1, 2015

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFED BY OPERATION OF THE TERM OF REGULATION A.

Please send copies of all correspondence to:

George Pursglove

Advanced Predictive Analytics Holdings, Inc.

3405 Colony Plaza

Newport Beach, California 92660

PART I - NOTIFICATION UNDER REGULATION A

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I – END

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2

PRELIMINARY OFFERING CIRCULAR

(conforms to Regulation A+ Tier 2 Rules)

Corporate:

Advanced Predictive Analytics Holdings, Inc.

3405 Colony Plaza

Newport Beach, California 92660

http://www.advpa.com

Phone: (954) 803.5191

Offered Directly by the Issuer

1,000 Units Offered at $10,000

Five-Year Unsecured Convertible 8% Cumulative Promissory Notes

Each Unit Converts into 3,700 Common Shares

Total Offering: $10,000,000 (1,000 Units)

Minimum Investment: One Unit $10,000

Prior to this Offering, no public market has existed for the common stock of Advanced Predictive Analytics Holdings, Inc.

Investing in the Company's Promissory Notes involves risks, and you should not invest unless you can afford to lose your entire investment. See “Risk Factors” beginning on page 18. COMPLETE DETAILS ABOUT THE NOTES BEING OFFERED THROUGH THIS OFFERING CAN BE FOUND ON PAGE 43 OF THIS REGISTRATION STATEMENT.

The proposed sale will begin as soon as practicable after this Offering Circular has been qualified by the Securities and Exchange Commission. The Offering will close upon the earlier of (1) the sale of 1,000 Convertible Promissory Notes, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company’s Management (the “Offering Period”). The Company will have 180 days to reach an investment minimum of $1,000,000

If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

	Price to Public	Managing Dealers’ Fee[1]	Proceeds to Company[2]
Per Unit	$10,000	$1,200	$8,800
Total Minimum	$1,000,000	$120,000	$880,000
Total Maximum	$10,000,000	$1,200,000	$8,800,000
Total Including Over-subscription[5]	$11,500,000	$1,380,000	$10,120,000

1.	We will pay the underwriter a fee of 2%, a sales commission of 8% and up to 2% for unaccountable expenses.
2.	Represents the net proceeds to the Company before deducting our expenses including but not limited to legal fees, accounting, consulting, printing, and distribution expenses. See estimated use of proceeds.
3.	We are offering a maximum of 1,000 Five-Year Unsecured Convertible 8% Cumulative Promissory Notes at the price indicated.

3

4.	We expect to incur fees for Legal Review and Opinions, Accounting Costs related to the drafting of this Registration statement, and Professional Services Fees. These fees should not exceed $50,000.
5.	We are allowing for the possibility of 15% oversubscription to this offering. In the event the offering is oversubscribed, we will receive an additional $1.35 million in net proceeds.
6.	We intend to use a Broker-Dealer for this Offering (up to 12% commission and fees from the offering price.)

THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE SECURITIES AND EXCHANGE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES BEING OFFERED ARE EXEMPT FROM REGISTRATION. THE SECURITIES AND EXCHANGE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SELLING LITERATURE.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, THE COMPANY ENCOURAGES YOU TO REVIEW RULE 251 (d)(2)(i)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, THE COMPANY ENCOURAGES YOU TO REFER TO WWW.INVESTOR.GOV.

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The following table of contents has been designed to help you find important information contained in this offering circular. We encourage you to read the entire offering circular.

You should rely only on the information contained in this offering circular or contained in any free writing offering circular filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this offering circular filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our Notes only in jurisdictions where offers and sales are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of shares of our Notes. Our business, financial condition, results of operations and prospects may have changed since that date.

The Company has initiated an inquiry under Ruler 262 of Regulation A to determine whether any “covered person” has certain disqualifying events so as to cause such person to be characterized as “Bad Actors” under the Rule, and therefore ineligible to be part of the Offering or invest in the securities offered hereunder. This inquiry is being memorialized in the Bad Actor Disqualification Event Questionnaire attached hereto as Exhibit C.

For your information, “covered persons” would include:

•	The issuer, any predecessor and any affiliated issuer;
•	Any of the issuer’s directors and executive officers;
•	Any 20% beneficial owner of the stock;
•	Any promoter/broker dealer in the offering.

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PART II

OFFERING CIRCULAR SUMMARY

Issuer	Advanced Predictive Analytics Holdings, Incorporated (the “Company”), a Nevada corporation.

Offered Securities	$10,000,000 aggregate principle amount of Five-Year Unsecured Convertible 8% Cumulative Promissory Note(s) due December 2020.

Maturity	December 1, 2020, unless repurchased or converted.

Interest	8% per year. Principle and accrued interest will be due and payable on December 1, 2020 and will be payable in cash or stock.

Conversion rights	Prior to December 1, 2020, holders may convert their Notes at the applicable conversion rate, in multiples of $10,000 principle amount, at their option, at any time prior to the close of business on the business day immediately preceding the maturity date. The initial conversion rate for the Note(s) is 3,700 shares per $10,000 principal amount of Note (equal to an initial conversion price of approximately $2.70 per share), subject to adjustment for future stock splits and consolidations.

Covenants	We are not subject to any financial covenants under the indenture governing the Notes. In addition, we are not restricted under the indenture from incurring debt, paying dividends, or issuing or repurchasing our securities (except, with respect to our paying dividends or repurchasing our securities during any extension of the interest payment period for the Notes).

Ranking	The Notes are our unsecured junior obligations subordinated in right of payment to our existing and future debt and effectively subordinated in right of payment to all indebtedness and other liabilities of the Company and its future subsidiaries.

Registration rights	We have agreed to grant piggyback registration rights under the Securities Act relating to the resale of the common stock that may be issuable upon conversion thereof.

Use of proceeds	We estimate that the proceeds from this Offering will be approximately $8.7 million, after deducting selling discounts and commissions and estimated Offering expenses. If the initial purchasers’ oversubscription option is exercised in full, we estimate that such net proceeds will be approximately $10.1 million. We expect to use up to approximately $3 million of the net proceeds to complete the acquisition of a potential target company with whom we have entered into a nonbinding letter of intent to acquire, and another $1.8 million of the net proceeds of this Offering to hire additional personnel, to perform upgrades to our software application, to implement our sales and marketing initiatives, and for general corporate purposes. See “Use of Proceeds.”

Transfer restrictions	While we will register the shares of common stock issuable upon conversion of the Notes, there is no public market for the Notes themselves. We have not registered the sale of the Notes under the Securities Act and the Notes may be subject to restrictions on transferability and resale. We do not intend to apply for a listing of the Notes on any securities or automated dealer quotation system.

Risk factors	Investment in the Notes involves a high degree of risk. You should carefully consider the information under the section titled “Risk Factors” and all other information included in this Offering Memorandum and the documents incorporated by reference before investing in the debentures.

In this offering circular, ‘‘Advanced Predictive Analytics.’’ the “Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our,’’ refer to Advanced Predictive Analytics Holdings, Inc.., unless the context otherwise requires. Unless otherwise indicated, the term ‘‘fiscal year” refers to the calendar year ending December 31. Unless otherwise indicated, the term ‘‘Notes” refers to shares of the Company’s Convertible Promissory Notes.

This offering circular, and any supplement to this offering circular include “forward-looking statements”. To the extent that the information presented in this offering circular discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section.

This summary only highlights selected information contained in greater detail elsewhere in this offering circular. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire offering circular, including “Risk Factors” beginning on Page 15, and the financial statements, before making an investment decision.

The Company

Advanced Predictive Analytics Holdings, Inc. (APAI), together with its subsidiaries (“APAI,” “the Company,” “our,” “us,” or “we”), is a big data analytics company providing digital marketing and predictive analytics services to large and mid-sized companies. Our predictive analytics subsidiary services the financial services and government sectors with products to discover and anticipate fraud and misuse of credit cards issued to individuals and government employees. We intend to acquire synergistic businesses that provide business-to-business market analytics services to companies of all sizes, but primarily in the Fortune 1000 space.

We will use the proceeds of this offering to grow our core business organically as well as to make potential acquisitions to grow our customer base, expand and diversify our service offerings, enhance our technology, and acquire skilled personnel.

Advanced Predictive Analytics Holdings, Inc. (APAI) is a Nevada holding company. We plan to start the next phase of our corporate growth with two operating subsidiaries. The first is Advanced Predictive Analytics, Inc., which was founded on August 3, 2009 as a California corporation. The second subsidiary is our first target acquisition that was founded in 2000 (“Strategic Acquisition”). Our principal corporate offices are located at 3405 Colony Plaza, Newport Beach, CA 92660 and our telephone number is (954) 803-5191. Our website address is www.advpa.com. Information contained on or accessible through our websites is not a part of this offering circular and should not be relied upon in determining whether to make an investment decision. APAI, Advanced Predictive Analytics, , the list of products found in the section titled “Description of Business” starting on page 29, the APAI logo, and other trade names, trademarks, or service marks of APAI appearing in this offering circular are the property of APAI. Trade names, trademarks, and service marks of other companies appearing in this offering circular are the property of their respective holders.

Additionally, we are an “emerging growth company” as defined in the recently enacted Jumpstart Our Business Startups Act, or the JOBS Act, and therefore we may take advantage of certain exemptions from various public company reporting requirements, including not being required to have our internal control over financial reporting audited by our independent registered public accounting firm pursuant to Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments. We may take advantage of these exemptions until we are no longer an “emerging growth company.” In addition, the JOBS Act provides that an “emerging growth company” can delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to avail ourselves of this exemption and, therefore, we will not be subject to the same new or revised accounting standards as other public companies that are not “emerging growth companies” until these standards apply to private companies.

Our Offering

Convertible Promissory Notes offered by Advanced Predictive Analytics Holdings, Inc. A "convertible promissory note" is a security that can be converted into a different security – in this case, shares of common stock.

Voting rights

These convertible promissory notes will not have voting rights until converted into common stock.

The holders of common stock are entitled to one vote per share. The holders of Series F and Series Z preferred stock are entitled to one vote per common share equivalent. Both Series F and Series Z preferred stock have rights to convert one share of preferred stock into one share of common stock at the option of the holder. See the section titled “Description of Capital Stock” for additional information

Use of proceeds

We estimate that our net proceeds from this offering will be approximately $9,000,000, based on an assumed initial public offering price of $10,000 per unit, the midpoint of the price range set forth on the cover page of this Offering Circular, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds from this offering for acquisitions of, or investments in, technologies, solutions or businesses that complement our business. We have entered into a nonbinding letter of intent to acquire a target company. We are in ongoing discussions with the seller’s controlling shareholder. We expect to complete the acquisition upon the successful completion of this offering. See the section titled “Use of Proceeds” for additional information.

Risk factors

See the section titled “Risk Factors” beginning on page 18 and the other information included in Offering Circular for a discussion of factors you should carefully consider before deciding to invest in our common stock.

SUMMARY OF FINANCIAL INFORMATION

The following tables summarize our financial and other data. You should read this summary financial and other data together with the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as well as our financial statements and related notes included elsewhere in this prospectus.

We have derived the statements of operations data for the years ended December 31, 2013 and 2014 from our audited consolidated financial statements included elsewhere in this Offering Circular. We have derived the unaudited consolidated statements of operations data for the nine months ended September 30, 2014 and 2015, and the unaudited consolidated balance sheet data as of September 30, 2015 from our unaudited financial statements that are included elsewhere in this prospectus. Our unaudited financial statements have been prepared on the same basis as our audited financial statements and, in the opinion of management, reflect all adjustments, which consist only of normal recurring adjustments, necessary for the fair statement of those unaudited financial statements. Our historical results are not necessarily indicative of the results that should be expected in the future, and our interim results are not necessarily indicative of the results that should be expected for the full year or any other period.

	Year Ended December 31,		Nine Months Ended September 30,
	2013	2014	2014	2015
	(in thousands, except per share data)
			(unaudited)
Statements of Operations Data
Operating expenses
Stock-based compensation	264	6	6	2
General and administrative	297	381	305	251
Total operating expenses	561	387	311	253
Operating income (loss)	(561)	(387)	(311)	(253)
Interest expense, net	(13)	(17)	(14)	(9)
Net income (loss)	(574)	(404)	(325)	(262)
Net income (loss) per share attributable to common stockholders:
Basic	(0.06)	(0.03)	(0.03)	(0.02)
Diluted	(0.06)	(0.03)	(0.03)	(0.02)

Weighted average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	10,559,767	12,137,214	12,137,214	12,235,111
Diluted	12,564,767	14,292,214	14,292,214	14,390,111

As of September 30, 2015
Actual
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	36
Working capital	36
Total assets	206
Convertible debt	150
Convertible preferred stock	2
Total stockholders’ equity	(268)

As of September 30, 2015
Pro Forma Post Offering
(in thousands)
Consolidated Balance Sheet Data:
Cash and cash equivalents	9,036
Working capital	9,036
Total assets	10,206
Convertible debt	10,150
Convertible preferred stock	-
Total stockholders’ equity	(268)

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion is intended to assist in understanding our business and the results of our operations. It should be read in conjunction with the Financial Statements and the related footnotes and "Risk Factors" that appear elsewhere in this Report. Certain statements in this Report constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause such a difference include, among others, uncertainties relating to general economic and business conditions; industry trends; changes in demand for our products and services; uncertainties relating to customer plans and commitments and the timing of orders received from customers; announcements or changes in our pricing policies or that of our competitors; unanticipated delays in the development, market acceptance or installation of our products and services; changes in government regulations; availability of management and other key personnel; availability, terms and deployment of capital; relationships with third-party equipment suppliers; and worldwide political stability and economic growth. The words “believe,” “expect,” “anticipate,” “intend” and “plan” and similar expressions identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date the statement was made. Unless the context requires otherwise, when we refer to “we,” “us” and “our,” we are describing Advanced Predictive Analytics Holdings, Inc. (APAI).

Overview

APAI is an analytics company in the software analytics space whose focus is to develop and deploy proprietary cloud-based and web-enabled technology and innovative tools that transforms the risk analysis and recovery efforts for the credit card industry and the financial services industry; to develop complementary products for government procurement, government programs such as Medicare and the Supplemental Nutrition Assistance Program (SNAP), and healthcare sectors; and to address other sales verticals such as marketing analytics, biotech, and mobile asset tracking where a natural extension of our core technology and architecture meets market demand.

Our first series of tools address the financial sector and government procurement through the Government Accounting Office’s (GAO) SmartPay Purchase Card program. These tools are built and have been fully tested. In the United States, private sector credit card charge-offs represent approximately 6% of the banking sector total portfolio charged-off balance each year1 (more than $80 billion in 2009 and close to $30 billion in 20142). And in the federal government sector, as much as $14 billion of purchases using SmartPay may violate GAO spending rules3. The tools we are developing will also enable the transformation of risk management and loss recovery in many other industries beyond banking and government procurement. Wherever funds are made available under specific, rules-based restrictions, APAI will have an opportunity to help organizations control spending compliance through our set of tools.

Strategic Acquisition provides government agencies, large and small businesses, and non-profit clients with a full range of support for digital initiatives, including custom web and software development, commercial and government website design, digital marketing, hosting, Section 508 compliance, and ongoing site maintenance. Strategic Acquisition leverages cutting-edge web design techniques, flexible open-source software applications, emerging technologies, and integrated marketing campaigns.

JOBS Act

In April 2012, the Jumpstart Our Business Startups (JOBS) Act was enacted. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to avail ourselves of this extended transition period and, as a result, we will adopt new or revised accounting standards on the relevant dates on which adoption of such standards is required for private companies.

Critical Accounting Policies

Our discussion and analysis of our financial condition and results of operations are based upon our financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States.

Use of Estimates

The preparation of the Company's financial statements in accordance with US generally accepted accounting principles (GAAP) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management believes that the following material estimates affecting the financial statements could significantly change in the coming year. The most significant estimates pertain to the Company's proprietary technology, related cash flow estimates used in the impairment test, and life of this long-lived asset. The estimates required assumptions regarding future revenue streams and related costs.

Impairment of Long-lived Assets

The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, Accounting for the Impairment of Long-Lived Assets. This requires that long-lived assets and certain identifiable intangibles be reviewed for impairment at least whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the amount of undiscounted cash flows is less than the carrying amount of an asset, in which case the asset is written down to fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable. During 2014 and 2013 the Company determined that no impairment charge was required.

1 http://www.federalreserve.gov/releases/g19/current/

2 ibid

3 http://www.gao.gov/new.items/d08333.pdf pg. 2

Software Development Costs

Internal use software development costs are accounted for in accordance with ASC Topic No. 350 which requires the capitalization of certain external and internal computer software costs incurred during the application development stage. The application development stage is characterized by software design and configuration activities, coding, testing and installation. Training costs and maintenance are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset of three years and seven years for “enterprise” software.

Financial Condition

As of September 30, 2015 our working capital deficit increased by negative $10,000, or 6%, higher than the negative working capital of approximately $173,000 at December 31, 2014. The increase was primarily attributable to an increase in the use of outside service providers.

As shown in the accompanying financial statements, the Company has experienced recurring losses, and has accumulated a deficit of approximately $2.3 million as of September 30, 2015, and $2.0 million as of December 31, 2014. For the nine months ended September 30, 2015 and 2014, respectively we incurred net losses of approximately $262,000 and $325,000. At September 30, 2015 and December 31, 2014, respectively our current liabilities exceeded our current assets by $183,000 and $179,000 respectively. To date, we have financed our operations primarily through unreimbursed spending by executives and related parties, private placements of the Company’s preferred stock, common stock, and convertible debt.

Results of Operations

Results of Operations for the nine months ended September 30, 2015 compared to the nine months ended September 30, 2014

Revenue

The Company is a pre-revenue entity and as such has recorded no revenue from inception through September 30, 2015.

Operating Expenses

Nine Months Ended September 30,
	2015	2014	$ Change	% Change
Operating Expense	$252,665	$311,157	$(58,492)	(19)%

Operating expenses of $252,665 were $58,492, or 19%, lower in the first three quarters of 2015 when compared to the first three quarters of 2014. Professional fees decreased by $39,000 during the period in 2015 resulting from a decrease in the use of outside consultants for accounting and legal services. 2015 expenses were $15,000 lower due to a penalty booked in 2014 associated with failure to meet an investor’s requirement to register the Company’s stock by a certain date. Spending on communications and other office related items was $4,000 lower. Amortization of the economic value of stock based compensation decreased by $4,000 as there were no new issuances of options or warrants in 2015. Operating expense decreases were partially offset by a $4,000 increase in spending for travel and entertainment in 2015. This was associated with on-going efforts to raise additional capital.

Interest Expense

Nine Months Ended September 30,
	2015	2014	$ Change	% Change
Interest Expense	$9,022	$14,104	$(5,082)	(36)%

Interest expense decreased $5,082, or 36%, in the first nine months of 2015. The interest in 2015 was associated with convertible notes issued in 2Q 2014. The decrease in interest expense was associated with the Company recording the economic value of an agreement made in 2014 with one of the Company’s co-founders to repurchase 2,160,000 shares of common stock. Under the terms of that agreement, the selling co-founder will be paid $5,000 a month for 24 months following the successful completion of an equity investment in the Company by third party investors. The agreement included a provision removing any other obligations past or future that might be owed to the selling co-founder. At the time of the agreement, the Company owed the selling co-founder $7,900 for unreimbursed expenses made on behalf of the Company. Under generally accepted accounting principles, the net amount owed to the co-founder was discounted using an interest rate of 12%, under the assumption payments would commence July 1, 2014. 1Q 2014 imputed interest on this debt was $2,900.

Net loss

Nine Months Ended September 30,
	2015	2014	$ Change	% Change
Net Loss	$(261,687)	$(325,261)	$63,574	(20)%

Net loss for the nine months ending September 30, 2015 was $261,687 compared to a loss of $325,261 for the same period 2014. The $63,574 decreased loss, or 20%, was due principally to $39,000 reduction in spending for professional services associated with accounting, software development, and marketing. In addition, the Company incurred in 2014 a one-time $15,000 registration penalty charge associated with the Company’s failure to register its stock with the SEC by January 2014. Other factors adding to the decreased loss in the first nine months ending September 30, 2015 were $4,000 less expense associated with stock compensation; $4,000 lower spending on communications and other office related expenses; and $5,000 reduction in interest expense. $4,000 increase in travel and entertainment only partially offset the overall decrease in Net Loss.

Year ended December 31, 2014 compared to Year ended December 31, 2013

Revenue

The Company is a pre-revenue entity and as such has recorded no revenue from inception through December 31, 2014.

Operating Expenses

Twelve Months Ended December 31,
	2014	2013	$ Change	% Change
Operating Expense	$387,094	$561,602	$(174,508)	(31)%

Operating expenses of $387,094 in the year ended December 31, 2014 decreased $174,508, or 31%, compared to the comparable period in 2013. Non-cash, stock-based compensation to co-founders and outside service providers was $258,000 lower in 2014. Travel and entertainment was $38,000 lower in 2014 than in 2013. The higher spending in 2013 was due to meetings with prospective advisors and future board members; meetings with various state and federal legislative staff members working on Public Law 112-194, the Government Charge Card Abuse Prevention Act of 2012; and meetings with prospective investors located on the East Coast of the US. At the same time, there were areas in which we incurred increased spending during 2014. We spent $62,000 more on consulting for software development, marketing, and fundraising activities. We also spent $38,000 more for legal and accounting, primarily for the audit and audit preparation work. In addition, the Company incurred in 2014 a one-time $15,000 registration penalty charge associated with the Company’s failure to register its stock with the SEC by January 2014.

Stock-based Compensation

Twelve Months Ended December 31,
	2015	2014	$ Change	% Change
Stock-based Compensation Expense	$6,417	$264,325	$(257,908)	(98)%

Non-cash, stock-based compensation expense decreased $257,908, or 98%, in the twelve months of 2014 as compared to the twelve months of 2013. Two unpaid executives were granted $213,000 of the Company’s common stock in 2013 as non-cash compensation for prior years’ service to the Company. $42,000 in stock and warrants were issued to non-employees in 2013 as compensation for providing unpaid service to the Company. The $6,000 in stock-based compensation recognized in 2014 was associated with warrants issued to members of the Company’s advisory board.

General and Administrative

Twelve Months Ended December 31,
	2014	2013	$ Change	% Change
General and Administrative Expense	$180,677	$97,277	$83,400	86%

General and administrative expenses increased $83,400, or 86%, in calendar year 2014. $62,000 of the increase was associated increased fees paid to consultants. $25,000 of the increase went to software development; $5,000 of the increase was for website development and marketing; $25,000 was paid to a related party for activities associated with pursuing additional sources of funding; and $7,000 went to an outside consultant assisting with sourcing new funding. An additional $38,000 of the increase went towards legal and accounting fees for audit and audit preparations. In addition, the Company incurred in 2014 a one-time $15,000 registration penalty charge associated with the Company’s failure to register its stock with the SEC by January 2014. The increases were offset by a $38,000 decrease in spending on travel and entertainment.

Interest Expense

Twelve Months Ended December 31,
	2014	2013	$ Change	% Change
Interest Expense	$16,860	$13,119	$3,741	29%

Interest expense increased to $16,860 for the twelve months ended December 31, 2014, compared to $13,119, or a 29% increase, for the twelve months ended December 31, 2013. The increase was due to accruals to the debt issued to a co-founder midway through 2013. Recognizing a full year’s interest accounted for $4,000 increase in 2014 compared to 2013.

Net Loss

Twelve Months Ended December 31,
	2014	2013	$ Change	% Change
Net Loss	$(403,983)	$(574,721)	$170,740	30%

The net loss for the 12 months ending December 31, 2014 was $403,983, a decrease of $170,740, or 30%, over the same period in 2013. The decreased loss was due to a $258,000 decrease in non-cash in stock-based compensation associated with stock grants to certain executives and warrants issued to members of the Board of Advisors, plus a decrease of $38,000 in travel and entertainment, which was higher in 2013 due to the need to pursue business and investor opportunities on both coasts. These decreases were partially offset by increases in spending on consulting, legal, and accounting associated with new software development; pursuit of new funding sources; and the annual audit.

Liquidity and Capital Resources

Overview

During the three-month period ended September 30, 2015 because of our operating losses and an increase in payments made to our vendors we did not generate positive operating cash flows. Our cash on hand as of September 30, 2015 was $36,397. Our monthly fixed costs are approximately $7,500, excluding the use of outside consultants, which we utilize on an as needed basis. This covers travel and entertainment, required for meeting with potential investors, and back office and communications licenses and fees. We expect to reduce the need for short term financing initially through the sale of equity and then through building our revenues through both acquisitions and organic growth. (See “Cash Requirements” below). In order to repay our obligations in full or in part when due, we will be required to raise capital from other sources. There is no assurance, however, that we will be successful in these efforts.

Cash Requirements

We had cash available of $36,397 as of September 30, 2015 and $1,062 as of December 31, 2014. The decrease was related to paying for professional services associated with the Company’s audit and third-party software valuation.

We have been able to satisfy our short term cash requirements through borrowings from and the sale of securities to individual accredited investors over the past year. Even though management has had success in the past in generating funds from these various sources of capital, there can be no assurance or certainties that we will be successful in procuring these types of proceeds in the future.

We expect to expend approximately $0.8 million to continue developing and improving our software; $1.7 million on sales, marketing, and general and administrative support; and $0.4 million for computing equipment, software tools, and furniture and fixtures. We also expect to spend $3,000,000 to acquire companies with complementary products and customers. We intend to hire sales and marketing personnel to begin revenue generation. We will also hire software engineers to continue improving our technology and expand our product offerings. We continue to closely monitor and control our expenses.

Sources and Uses of Cash

Operations

We used $64,666 in cash for operating activities for the nine months ended September 30, 2015, as compared to $165,189 for the nine months ended September 30, 2014. For the period in 2015, the net cash used went primarily to service providers associated with the Company’s initial audit and third-party software developers.

Investments

The Company made zero expenditures related to investing activity during the period January 1, 2015 through September 30, 2015.

Financing

We had net cash provided by financing activities of $100,000 for the nine months ended September 30, 2015, as compared to $181,000 for the nine months ended September 30, 2014. For the period in 2015, our financing activities consisted solely of $100,000 in proceeds from the sale of the Company’s common stock to qualified investors. For the same period in 2014, we issued $150,000 worth of convertible notes and sold equity to qualified investors for another $31,000.

Capital Expenditures

We expect to expend approximately $350,000 during the twelve months following completion of our funding to procure computer equipment, software development tools, and furniture, fixtures, and leasehold improvements.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a material current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Going Concern

Our financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. Because we are a development stage company that has not generated any revenues, no certainty of continuation can be stated. Our financial statements for the nine months ended September 30, 2015, and the twelve months ended December 31, 2014 and 2013 have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

We have incurred losses from operations resulting in a working capital deficit, which raises substantial doubt about our ability to continue as a going concern. Management is taking steps to raise additional funds to address our operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, our ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances that we will receive the necessary funding or generate revenue necessary to fund operations. Our financial statements contain no adjustments for the outcome of this uncertainty.

RISK FACTORS

Investing in our unsecured convertible promissory notes involves a high degree of risk. You should carefully consider the following risks and all of the other information contained in this prospectus, including our financial statements and related notes, before investing in our common stock. While we believe that the risks and uncertainties described below are the material risks currently facing us, additional risks that we do not yet know of or that we currently think are immaterial may also arise and materially affect our business. If any of the following risks materialize, our business, financial condition, and results of operations could be materially and adversely affected. In that case, the trading price of our common stock could decline, and you may lose some or all of your investment.

We have a limited operating history, have generated losses since inception, and may never achieve profitability. We are an early pre-revenue stage company and have a limited history of operations. We are faced with all of the risks associated with a company in the early stages of development. Our business is subject to numerous risks associated with a new company engaged in the software development and commercialization market. Such risks include, among other things, potential competition from well-established and well-capitalized companies, unanticipated development, changes in trends, marketing difficulties, and risks associated with intellectual property creation, protection and exploitation. There can be no assurance that we will ever generate revenues or achieve profitability.

Our 2014 audit includes a “Going Concern” opinion. Our financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. Because we are a pre-revenue company, no certainty of continuation can be stated. Our financial statements for the nine months ended September 30, 2015, and the twelve months ended December 31, 2014 and 2013 have been prepared assuming that we will continue as a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business.

We have incurred losses from operations resulting in a working capital deficit, which raises substantial doubt about our ability to continue as a going concern. Management is taking steps to raise additional funds to address our operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, our ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances that we will receive the necessary funding or generate revenue necessary to fund operations. Our financial statements contain no adjustments for the outcome of this uncertainty.

Our level of indebtedness could adversely affect our financial flexibility and our competitive position. It could make it more difficult for us to satisfy our obligations with respect to our current indebtedness and any other indebtedness we may incur in the future; increase our vulnerability to adverse changes in general economic, industry and competitive conditions; require us to dedicate a substantial portion of our cash flow from operations to make payments on our indebtedness, thereby reducing the availability of our cash flow to fund working capital, capital expenditures, acquisitions and other elements of our business strategy and other general corporate purposes, including share repurchases and payment of dividends; limit our flexibility in planning for, or reacting to, changes in our business and the industries in which we operate; restrict us from exploiting business opportunities; make it more difficult to satisfy our financial obligations, including payments on our indebtedness; place us at a competitive disadvantage compared to our competitors that have less indebtedness; and limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions, debt service requirements, execution of our business strategy or other general corporate purposes. In addition, the indenture governing our Unsecured Convertible 8.0% Cumulative Promissory Notes due 2020 and the agreements evidencing or governing other future indebtedness may contain restrictive covenants that will limit our ability to engage in activities that may be in our long-term best interests. Our failure to comply with those potential covenants could result in an event of default which, if not cured or waived, could result in the acceleration of all of our indebtedness.

We are dependent upon technological advancements and new product introductions. The computer software industry is characterized by rapid technological advances, changes in client requirements, as well as frequent enhancements to and introductions of technologies. Our future success will depend upon our ability to enhance our existing software and introduce new software products that keep pace with technological developments, respond to evolving client requirements and achieve market acceptance. In particular, we believe we must continue to respond quickly to users’ needs for greater functionality, improved usability and support for new software and operating applications. Any failure to respond adequately to technological developments and client requirements, or any significant delays in software development or introduction, could result in loss of revenues and our financial condition and results of operations would be materially adversely impacted.

We may become dependent upon third parties for certain future software development. We could license certain of our software upgrades from third party software developers. Some of this planned licensed software could be embedded in our future product offerings, and some could be offered as add-on products. If these licenses are discontinued, or become invalid or unenforceable, there can be no assurance that we will be able to develop substitutes for this software independently or to obtain alternative sources in a timely manner. Any delays in obtaining or developing substitutes for our future licensed software applications could result in loss of revenues and our financial condition and results of operations would be materially adversely impacted.

We may become dependent upon third parties for software distribution and installation. We plan to utilize third party service providers for the potential distribution and installation of our proprietary software application for the international market. At the present time, we have no service contracts in place with any potential third party service providers. Our future success depends on our ability to develop and maintain such business relationships. If we fail to execute on this portion of our business plan, our operating results could be materially adversely affected.

Market conditions, government actions and regulations, and other third party conduct may negatively impact our implementation of our business initiatives. General economic conditions were significantly and negatively affected by the September 11, 2001 terrorist attack and 2008-2009 economic downturn. Economic conditions may also be negatively impacted by wars and other conflicts or other prospects of such events. Such a weakened economic and business climate, as well as consumer uncertainty created by such a climate, could adversely affect our sales and profitability. Additional factors outside our control could delay or increase the cost of implementing our business plan or alter or reduce our actual results, including but not limited to the international political uncertainty currently being experienced in the world.

Our operating results may have significant periodic and seasonal fluctuations. In addition to the variability resulting from the short-term nature of customers’ commitments, other factors may contribute to significant periodic and seasonal fluctuations in results of operations. These factors include the following:

•	the timing of orders;
•	the volume of orders relative to capacity to provide technical support or customer service;
•	product introductions and market acceptance of new products or new generations of products;
•	evolution in the life cycles of customers’ products;
•	timing of expenditures in anticipation of future orders;
•	effectiveness in managing software development processes;
•	changes in cost and availability of labor and components;
•	introduction and market acceptance of customers’ products;
•	product mix;
•	pricing and availability of competitive products; or
•	changes or anticipated changes in economic conditions.

Volatility of consumer preferences makes introducing successful products difficult and unpredictable. Our success will depend on generating revenue from market acceptance of the products we release, but market acceptance cannot be predicted or relied upon. Our products involve the ongoing development of enhancements, which cannot be assured to be successful regardless of the success of the initial product. If our new products fail to gain market acceptance, we may not have sufficient revenues to pay our expenses and continue the ongoing development and acquisition of new products. The failure to successfully anticipate, identify and react to consumer preferences could have an adverse effect on revenues, profitability and the results of operations.

Defects in our software could harm our reputation or decrease the market's acceptance of our products. Our software may contain defects. We may not be able to discover software defects until after the products are in use by customers. Such defects in the software could damage our reputation, cause our customers to terminate relationships with us or to initiate product liability suits against us, divert our engineering resources, delay market acceptance of our products, increase our costs, or cause our revenue to decline significantly.

We could be subject to extensive government supervision and regulation. Our potential clients are subject to extensive government supervision and a regulatory framework applicable to bank holding companies, and financial holding companies. Federal regulation of banks, bank holding companies and financial holding companies is intended primarily for the protection of depositors and the Federal Deposit Insurance Fund. Any changes that could increase the government oversight or dramatically increase regulation within the banking and credit card industry could have a material adverse effect on our results of operations, liquidity and financial condition.

Inadequate protection of our intellectual property could impair our competitive advantage. Our success and ability to compete depend in part upon proprietary technology and intellectual properties. We will rely primarily on a combination of copyright, trademark, patent, trade secret laws, nondisclosure agreements, and technical measures to protect our proprietary technology and intellectual properties. We also limit access to, and distribution of, our proprietary technology and trade secrets through security technologies.

There can be no assurance that our efforts to protect our intellectual property rights will adequately deter misappropriation or independent third-party development of our intellectual property or prevent an unauthorized third party from obtaining or using information that we regard as proprietary. There can be no assurance that our competitors will not independently develop proprietary technologies similar to ours. Litigation may be necessary in the future to protect our trade secrets or other intellectual property rights or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition, and results of operations.

There can be no assurance that our efforts to protect our intellectual property rights will adequately deter misappropriation or independent third-party development of our intellectual property or prevent an unauthorized third party from obtaining or using information that we regard as proprietary. There can be no assurance that our competitors will not independently develop proprietary technologies similar to ours. Litigation may be necessary in the future to protect our trade secrets or other intellectual property rights or to determine the validity and scope of the proprietary rights of others. Such litigation could result in substantial costs and diversion of resources and could have a material adverse effect on our business, financial condition, and results of operations.

Third parties could claim that we are infringing their patents or other intellectual property rights; we must protect our intellectual property; and others could infringe on or misappropriate our rights. Open source software includes a broad range of software applications and operating environments produced by companies, development organizations and individual software developers and is typically licensed for use, distribution and modification at a nominal cost or often, free of charge. To the extent that the open source software models expand and non-commercial companies and software developers create and contribute competitive analytical software to the open source community, we may be forced to adjust our pricing, maintenance and distribution strategies and models, which could have a material adverse effect on our financial position and results of operation. In addition, if one of our developers embedded open source software into one or more of our products without our knowledge or authorization or a third party has incorporated open source software into such third party’s software without disclosing the presence of such open source software and we embedded such third party software into one or more of our products, we could, under certain circumstances, be required to disclose the source code to such products. Third parties could claim that we are infringing on their patents or other intellectual property rights.

Software piracy is a persistent problem in the software industry. Preventing unauthorized use of computer software is difficult, and software piracy is a persistent problem for the software industry. In addition, the laws of various countries in which our plans to market and sell our software application do not protect our software and intellectual property rights to the same extent as the laws of the US Despite the precautions that we are planning to take to safeguard our software application, it may be possible for unauthorized third parties to reverse engineer or copy our products or obtain and use information that we regard as proprietary. There can be no assurance that the steps that we plan to take to protect our proprietary rights will be adequate to prevent misappropriation of our technology. If we fail to protect our self from the misappropriation of our technology, our operating results could be materially affected.

Our profitability may decline as a result of increasing pressure on margins. Our industry is subject to potentially significant pricing pressure caused by many factors, including intense competition, potential consolidation in the banking and credit card industry, pressure from banks and credit card issuers to reduce the costs of projected transaction fees and possible changes in demand caused by new banking and credit card regulations. These factors may cause us to reduce fees to banks and credit card issuers, which could cause a fall in revenues and impair our operating margin to decline if we are unable to offset fee reductions with comparable reductions in our operating costs. If our gross margin declines and we fail to sufficiently reduce our operating cost or grow our net revenues, our profitability will decline, and we could incur operating losses that we may be unable to fund or sustain for extended periods of time, if at all. This could have a material adverse effect on our results of operations, liquidity and financial condition.

We are dependent on the timely receipt of payment from our clients. We plan to extend payment terms to our banking, credit card issuers, government agencies, legal firms and collectors that use our software application. The extension of payment terms and the collection of potential receivables could extend well beyond normal terms outside of our control. Our ability to collect on outstanding receivables, our ability to borrow if needed under any credit facility and our overall financial condition could be negatively affected. Our financial condition and results of operations would be adversely impacted.

Our industry is highly competitive. The market for statistical software, data mining tools, predictive analytic solutions, both in the US and internationally, is highly fragmented and competitive. To our knowledge, at the present time we do not compete directly with other software developers in our niche business channel. However, as this channel becomes more visible to potential competitors some of which have well-recognized brand names and substantial financial, technological, distribution, marketing experience and research and development capabilities the potential competitors may develop products that compete directly with those of us. Competitive pressures from the introduction of new solutions and products by these companies or other companies could have a material adverse effect on our business results. There can be no assurance that we will be able to compete successfully or that the competition will not have a material adverse effect on our business results.

The market for our products is intensely and increasingly competition. The market for our products is intensely and increasingly competitive and subject to rapidly changing technology and evolving standards. In addition, many companies in our target market may offer, or may soon offer, products and services that may compete with our products and services.

Our potential competitors generally fall into three categories:

•	Large software companies, including suppliers of traditional business intelligence products that provide one or more capabilities that are competitive with our products, such as International Business Machines Corporation, or IBM, Microsoft Corporation, Oracle Corporation and SAP AG;
•	Spreadsheet software providers, such as Microsoft Corporation; and
•	New and emerging business analytics software companies, such as Qlik Technologies Inc. and TIBCO Spotfire (a subsidiary of TIBCO Software Inc.).

In addition, we may compete with open source initiatives and custom development efforts. We expect competition to increase as other established and emerging companies enter the business analytics software market, as customer requirements evolve and as new products and technologies are introduced. We expect this to be particularly true with respect to our cloud-based initiatives as we and our competitors seek to provide business analytics products based on SaaS platforms. This is a relatively new and evolving area of business analytics solutions, and we anticipate competition to increase based on customer demand for these types of products.

Many of our competitors, particularly the large software companies named above, have longer operating histories, significantly greater financial, technical, marketing, distribution, professional services or other resources and greater name recognition than we do. In addition, many of our competitors have strong relationships with current and potential customers and extensive knowledge of the business analytics industry. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, for example by devoting greater resources to the development, promotion and sale of their products than we do. Moreover, many of these competitors are bundling their analytics products into larger deals or maintenance renewals, often at significant discounts. Increased competition may lead to price cuts, alternative pricing structures or the introduction of products available for free or a nominal price, fewer customer orders, reduced gross margins, longer sales cycles and loss of market share. We may not be able to compete successfully against current and future competitors, and our business, results of operations and financial condition will be harmed if we fail to meet these competitive pressures.

Our ability to compete successfully in our market depends on a number of factors, both within and outside of our control. Some of these factors include ease and speed of product deployment and use, discovery and visualization capabilities, analytical and statistical capabilities, performance and scalability, the quality and reliability of our customer service and support, total cost of ownership, return on investment and brand recognition. Any failure by us to compete successfully in any one of these or other areas may reduce the demand for our products, as well as adversely affect our business, results of operations and financial condition.

Moreover, current and future competitors may also make strategic acquisitions or establish cooperative relationships among themselves or with others. By doing so, these competitors may increase their ability to meet the needs of our customers or potential customers. In addition, our current or prospective indirect sales channel partners may establish cooperative relationships with our current or future competitors. These relationships may limit our ability to sell or certify our products through specific distributors, technology providers, database companies and distribution channels and allow our competitors to rapidly gain significant market share. These developments could limit our ability to obtain revenues from existing and new customers and to maintain maintenance and support revenues from our existing and new customers. If we are unable to compete successfully against current and future competitors, our business, results of operations, and financial condition would be harmed.

We may be subject to risks associated with information disseminated through the Internet. The safe and secure transmission of confidential information over the Internet has been a significant hurdle to electronic file transfer and communications over the Internet. Any compromise or actual breach of our internal security processes, databases and or hardware could deter our targeted clients from using our software applications and in turn create a materially adverse effect on our financial condition and results of operations.

This is a highly speculative investment. Our business must be considered speculative and there is no assurance that we will satisfy any of our business goals. An investment in the Notes involves a high degree of risk, and no assurance can be given that our cash flow, profits and capital, if any, will be sufficient to pay any interest and repay the principal on the Notes. Investors may not realize any return on their investment, and could lose their entire investment altogether.

This investment is illiquid: Investors are not likely to be able to get their money back even in an emergency. Prospective investors should be aware of the long-term nature of an investment in us. Each subscriber will be required to represent that he, she or it is purchasing the Notes for his, her, or their own account for investment, without a view to resale or distribution. The Notes will be issued in reliance upon certain exemptions from registration or qualification under applicable federal and state securities laws and, therefore, will be subject to certain restrictions on transferability. There is no public or other market for the Notes, and none is expected to develop. Accordingly, the Notes constitute illiquid investments and should only be purchased by persons who are able to bear the risk of their investment in the interests for an indefinite time.

Our chances of accomplishing our objectives increase with the amount of this Offering sold. Our Securities are being offered on a “best efforts” basis and no individual, firm or corporation has agreed to purchase any of our Notes offered. There is a risk that a large amount of the Securities we are offering may not be sold. The smaller amount of the Securities sold in this Offering, the harder it will be to accomplish our objectives. We may not receive sufficient net proceeds from this Offering to accomplish our objectives.

The smaller the amount of Securities sold in this Offering, the higher our fixed operating expenses such as general and administrative expenses (as a percentage of gross income) would be. We incur certain fixed operating expenses in connection with our operations, regardless of our size. To the extent we sell fewer than the maximum amount of our Securities in this Offering, these expenses will represent a greater percentage of our gross income and, correspondingly, will have a greater proportionate adverse impact to you. See “Plan of Distribution.”

There is no public market for our Securities, and we do not expect one to develop. There currently is no public trading market for our Securities. Although we intend to list our Common Stock for trading on a national stock exchange or include them for quotation on a national market system, there is risk this may not happen. We do not intend to list or include our Notes on a stock exchange or national market. The absence of a public market for our Securities could impair your ability to sell your Securities at a fair price or at all. In addition, the transfer of Notes will be subject to additional limitations. See “Transfer of the Securities.” Consequently, holders of our Securities may not be able to liquidate their investments in the event of emergency or for any other reason, and our Securities may not be readily accepted as collateral for a loan. The purchase of our Securities, therefore, should be considered only as a long-term investment.

Investors have only a very limited right to influence our business or affairs. Our executive officers, under the direction of our board of directors, have the exclusive right to manage our day-to-day business and affairs. Except for certain major decisions (such as mergers or the sales of substantially all of our assets) which require the vote of our shareholders, our shareholders generally do not have the right to participate in our management or investment decisions. Moreover, shareholders do not have the right to remove directors except for cause.

We depend on key personnel. Our success is dependent in large part on the efforts of various key executives particularly, Mr. George D. Pursglove, Chairman, President and Chief Executive Officer; Mr. Michael L. Beydler, Senior Vice President Technology and Chief Technology Officer; and Mr. Robert E. Honeyman, Senior Vice President Finance and Chief Financial Officer. There can be no assurance that we will be able to retain the services of such officers. Our failure to retain the services of Messrs. Pursglove, Beydler, and Honeyman, and other key personnel could have a material adverse effect on us. In order to support our projected growth, we will depend in part on our ability to attract and retain highly qualified technical, managerial, sales, marketing and other personnel. Competition for highly qualified personnel is intense. Our inability to continue to attract and retain the necessary personnel could have a material adverse effect on our financial position and results of operations.

Possible future transactions with our executive management or their affiliates may create conflicts. Under prescribed circumstances, our bylaws permit us, under restricted circumstances, to enter into transactions with our affiliates, including the borrowing and lending of funds and joint investments. Currently, our policy is not to enter into any transaction involving joint investments with our Management or their affiliates, or to borrow from or lend money to such persons. However, our policies in each of these regards may change in the future.

Your interest in us will be diluted if we issue additional shares. Existing shareholders and potential investors in this Offering do not have preemptive rights to any shares we issue in the future. Shareholders, including Investors purchasing Securities in this Offering, may experience dilution of their investment if we sell or issue additional securities in the future.

Our rights and the rights of our shareholders to recover claims against our officers and directors are limited. Nevada law provides that a director has no liability in that capacity if he performs his duties in good faith in a manner he reasonably believes to be in our best interests and with the care that an ordinarily prudent person in a like position would use under similar circumstances. Our Articles of Incorporation authorize us, and our bylaws require us, to indemnify our directors, officers, employees and agents to the maximum extent permitted under Nevada law. Additionally, our Articles of Incorporation limit the liability of our directors and officers to us and our shareholders for monetary damages to the maximum extent permitted under Nevada law. As a result, our shareholders and we may have more limited rights against our directors, officers, employees and agents, than might otherwise exist under common law. In addition, we may be obligated to fund the defense costs incurred by our directors, officers, employees and our agents in some cases.

There are special considerations that apply to pension or profit sharing trusts or IRAs investing in shares. If you are investing the assets of a pension, profit sharing, 401(k), Keogh or other qualified retirement plan or the assets of an IRA in us, you should satisfy yourself that:

•	your investment is consistent with your fiduciary obligations under the Employee Retirement Income Security Act (ERISA) and the Internal Revenue Code;
•	your investment is made in accordance with the documents and instruments governing your plan or IRA, including your plan’s investment policy;
•	your investment satisfies the prudence and diversification requirements of Sections 404(a)(1)(B) and 404(a)(1)(C) of ERISA;
•	your investment will not impair the liquidity of the plan;
•	your investment will not produce “unrelated business taxable income” for the plan or IRA;
•	you will be able to value the assets of the plan annually in accordance with ERISA requirements; and
•	your investment will not constitute a prohibited transaction under Section 406 of ERISA or Section 4975 of the Internal Revenue Code.

Arbitrary determination of offering price; investors’ ownership in us may be diluted. The Offering price of the Notes and the subsequent conversion price of the underlining shares have been determined arbitrarily and are not necessarily based on our financial condition or on any market value. Neither the price of the Notes nor the conversion price of the underlining shares, offered hereby bear any relationship to the assets, book value, net worth, current or anticipated revenue, cash flow, earnings or shareholders’ equity of us, or any other recognized criteria of our value. We have few assets, and therefore, the Offering price is substantially higher than the book value per share of the outstanding shares of Common Stock. As a result, if you purchase the Notes in this Offering and then convert the Notes into the Company’s common stock, you will suffer an immediate and substantial dilution. Investors in this Offering may experience substantial dilution as a result of possible future financings. Our Articles of Incorporation do not provide preemptive rights. We may choose to sell additional securities which can be issued by the Board of Directors, without shareholder approval. We may issue shares of Common Stock or other securities at a price per share less than the conversion price available to Investors in this Offering.

We have no plans to pay dividends. We have not previously paid any cash dividends, nor have we determined to pay dividends on any share of preferred stock or shares of Common Stock, except as described in the rights and preferences detailed in “Description of Securities.” There can be no assurance that our operations will result in sufficient revenues to enable us to operate at profitable levels or to generate positive cash flows. Furthermore, there is no assurance that the Board of Directors will declare dividends even if profitable. Dividend policy is subject to the discretion of our Board of Directors and will depend on, among other things, our earnings, financial condition, capital requirements and other factors.

Management has broad discretion over the use of proceeds and could spend these proceeds in ways with which Investors may not agree. We intend to use the net proceeds from this Offering primarily to provide working capital to launch our business plan. However, the Board of Directors will have broad discretion with respect to the actual application of the proceeds. The actual use of the net proceeds from this Offering may change and will depend on a number of factors, including future sales growth, future profitability, and the success of our marketing strategies. Our charter provides for limited liability for directors and officers and shareholders may disagree with actions they take. Our Articles of Incorporation eliminate the personal liability of a director or officer to us or the stockholders for monetary damages for breach of fiduciary duty of care as a director, subject to certain exceptions, to the fullest extent allowed by California law. Accordingly, except in limited circumstances, our directors and officers will not be liable to us or the stockholders for breach of this duty.

Our current Management will continue to control us. Following the completion of this Offering, members of our Board of Directors, our founders, and our executive officers, together with members of their families, will beneficially own 91% of our outstanding stock. If all Notes are sold and all Securities are converted into Common Stock and all warrants are exercised, then it will be 61%. Our directors are appointed upon a vote of simple majority of our shareholders. Our directors will nominate candidates for director elections. This means a handful of directors, working in concert with Management, may be able to determine the outcome of director elections and other corporate actions requiring shareholder approval. This level of ownership may have a significant effect in delaying, deferring or preventing a change in control and may adversely affect the voting and other rights of other holders of Securities.

There could be changes in banking regulations that could affect our business. Proposals to change the laws and regulations governing the banking and financial services industries are frequently introduced in Congress, in the state legislatures and before the various bank regulatory agencies. Congress and the US government have continued to evaluate and develop legislation, programs and initiatives designed to stabilize the financial and housing markets and stimulate the economy. The final form of any such programs or initiatives or related legislation, the likelihood and timing of any other future proposals or legislation, could have a material adverse effect on our future results of operations, liquidity and financial condition. The total impact that future changes in banking regulations might have on us cannot be determined at this time.

We are an “emerging growth company” and we cannot be certain if the reduced disclosure requirements applicable to emerging growth companies will make our common stock less attractive to investors. We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. We will remain an “emerging growth company” for up to five years, although we will cease to be an “emerging growth company” upon the earliest of (i) the last day of the fiscal year following the fifth anniversary of this Offering, (ii) the last day of the first fiscal year in which our annual gross revenues are $1 billion or more, (iii) the date on which we have, during the previous rolling three-year period, issued more than $1 billion in non-convertible debt securities or (iv) the date on which we are deemed to be a “large accelerated filer” as defined in the Securities Exchange Act of 1934, or the Exchange Act. We cannot predict if investors will find our common stock less attractive or our company less comparable to certain other public companies because we will rely on these exemptions. For example, if we do not adopt a new or revised accounting standard, our future financial results may not be as comparable to the financial results of certain other companies in our industry that adopted such standards. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our stock price may be more volatile.

The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain additional executive management and qualified board members. As a public company, we will be subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the New York Stock Exchange, and other applicable securities rules and regulations. Compliance with these rules and regulations will increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly and current reports with respect to our business and results of operations. The Sarbanes-Oxley Act requires, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. In order to maintain and, if required, improve our disclosure controls and procedures and internal control over financial reporting to meet this standard, significant resources and management oversight may be required. As a result, management’s attention may be diverted from other business concerns, which could adversely affect our business and results of operations. We may need to hire additional employees or engage outside consultants, which will increase our costs and expenses.

In addition, changing laws, regulations and standards relating to corporate governance and public disclosure are creating uncertainty for public companies, increasing legal and financial compliance costs and making some activities more time consuming. These laws, regulations and standards are subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices. We intend to invest resources to comply with evolving laws, regulations and standards, and this investment may result in increased general and administrative expenses and a diversion of management’s time and attention from revenue-generating activities to compliance activities. If our efforts to comply with new laws, regulations and standards differ from the activities intended by regulatory or governing bodies due to ambiguities related to their application and practice, regulatory authorities may initiate legal proceedings against us and our business may be adversely affected.

We also expect that being a public company under these new rules and regulations may make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and could also make it more difficult to attract qualified executive officers.

As a result of disclosure of information in this Offering Circular and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be adversely affected, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business and results of operations.

There is a lack of marketability of the debt and underlying common stock. Our plan is to list our common stock on the “OTCQX” which is an illiquid trading market. Potential trading of our common stock is planned to be conducted on the “OTCQX”. This could have an adverse effect on the liquidity of our common stock, not only in terms of the number of shares that can be bought and sold at a given price, but also through delays in the timing of transactions and reduction in security analysts’ and the media’s coverage of Advanced Predictive Analytics Holdings, Inc., and our common stock. This may result in lower prices for our common stock than might otherwise be obtained and could also result in a larger spread between the bid and asked prices for our common stock.

If the trading price of our common stock fluctuates in a wide range, our shareholders will suffer considerable uncertainty with respect to an investment in our common stock. The trading price of our common stock could be volatile and may continue to be volatile in the future.  Factors such as announcements of fluctuations in our or our competitors’ operating results or fluctuations in the trading prices or business prospects of our competitors and collaborators, changes in our prospects, and market conditions for technology stocks in general could have a significant impact on the future trading prices of our common stock that underline our unsecured convertible promissory notes. While we cannot predict our future performance, if our stock price fluctuates in a wide range, an investment in our common stock may result in considerable uncertainty for an investor.

It is possible we could go public as penny stock and incur the issues with being a penny stock. Our common stock could be considered to be a "penny stock."  The Securities and Exchange Commission (SEC) has adopted rules under Section 15(g) of the Securities Exchange Act of 1934, as amended, which generally defines "penny stock" to be any equity security that meets one or more of the following: (i) has a market price less than $5.00 per share, or an exercise price of less than $5.00 per share, subject to certain exceptions; (ii) is NOT traded on a national securities exchange; or (iii) is issued by a company with net tangible assets less than $2.0 million, if in business more than a continuous three years, or with average revenues of less than $6.0 million for the past three years.  Our securities will be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and institutional accredited investors. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer's account. The bid and offer quotations, and the broker- dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer's confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.  Potential investors in our common stock are urged to obtain and read such disclosure documents and information carefully before purchasing any securities that are deemed to be "penny stock."

In addition to the "penny stock" rules promulgated by the SEC, the Financial Industry Regulatory Authority, or FINRA, has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

We may incur problems or failures in acquiring suitable target companies. It is possible that our efforts to acquire synergistic businesses could result in unforeseen expenses or unexpected difficulties integrating those companies into our systems. This may negatively affect our revenue growth and our overall profitability.

We may not be able to properly execute our full plan if we are unable to raise at least $8 million in this offering. Raising less than this amount may impact our ability to grow our business as rapidly and may affect our ability to pursue acquisitions.

If we only raise the minimum offering of $1 million, we will not be able to reach our revenue and profitability goals. We will be unable to hire the talent needed to develop the business rapidly. We will be unable to implement our software product plan as aggressively and some critical projects may be delayed. This will likely impact our revenue and profitability growth.

FORWARD-LOOKING STATEMENTS

This offering circular contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this offering circular.

INDUSTRY OVERVIEW

The industry is highly fragmented and competitive. The majority of companies in the industry are small. Companies in the industry offer a broad range of product and services that are tailored to different markets. This has allowed smaller firms to dominate the industry composition, as they tend to provide services to a specific niche market and/or within a specific geographic region. Despite their dominance, however, smaller firms contribute only a small percentage of industry revenue. The bulk of revenue is generated by a number of high-profile global corporations, such as IBM, Hewlett-Packard, EMC Corporation, SAS, and Accenture. Larger companies maintain an advantage over smaller firms in that they are able to service national and international clients, with more resources and capabilities, and as such are able to command a higher premium.4

Barriers to entry are low as the industry is subject to a low level of regulation and minimal startup costs. Because the industry is labor intensive, establishing a company requires only that the business owner possess knowledge and experience in the field and a functioning IT system. This tends to benefit new entrants intending to establish a small establishment intending to provide services to small and medium-sized business. In the market for large corporate, however, brand-recognition and scale provide substantial barriers to entry.

DESCRIPTION OF BUSINESS

General

Advanced Predictive Analytics Holdings, Inc. (APAI) is a Nevada corporation. One subsidiary, Advanced Predictive Analytics, Inc. is a California corporation formed on August 3, 2009. Our California subsidiary is a software analytics company whose focus is on “big data” and the development and deployment of proprietary technology and innovative tools that transform the risk management and recovery efforts for the credit card and financial services industries, and develop complementary products for marketing analytics, government procurement, welfare support, biotech, and mobile asset tracking. aRisk, our flagship product, operates as a cloud-based, web-enabled platform and is ready for market rollout. aRisk offers financial institutions a new method of predicting customer risk changes by analyzing credit card usage behavior. This technology has the potential to save global financial institutions billions of dollars per year in bad debt charge-offs.

In the United States, private sector credit card charges-off represent approximately 6% of the banking sector total portfolio charged-off balance each year ($46 billion in 20115). Reducing the charge-off rate by one percentage point would save the industry as much as $5 billion per year.

As part of the development of aRisk, we have released our first series of tools. These fully developed and tested tools use statutory and organizational rules-based restrictions to identify credit and debit card misuse. As an example, as much as $14 billion of SmartPay purchases, the federal government’s purchase card program, may be suspect and/or fraudulent. By automatically assessing how SmartPay cards are being used, our tools enable the transformation of fraud identification and deterrence within the federal government. Our software architecture allows us to aid in predictive risk management and loss recovery in many industries including banking, government procurement, and beyond. Wherever funds are made available under specific, rules-based restrictions, APAI will have an opportunity to assist organizations manage risk and compliance with specific spending rules.

[4]	IBISWorld Industry Report 54151. IT Consulting in the US. IBISWorld, Inc. October 2008 and August 2013. <www.ibisworld.com>.
[5]	http://www.federalreserve.gov/releases/g19/current/

Strategic Acquisition provides government agencies, large and small businesses, and non-profit clients with a full range of support for marketing analytics, digital initiatives, including custom web and software development, commercial and government website design, digital marketing, hosting, Section 508 compliance, and ongoing site maintenance. Strategic Acquisition leverages cutting-edge web design techniques, flexible open-source software applications, emerging technologies, and integrated marketing campaigns.

Business Synergies

At the technical level, APAI’s solutions lie on top of an architecture designed for deep data analysis. This plays well with Strategic Acquisition’s core technology, which is designed to optimize analysis of sales and customer inquiry data driven by consumer level websites. At the business level, both APAI and Strategic Acquisition address large Fortune 500 and government organizations. This allows cross-selling of major accounts and increases the possibility of a multiplier effect in future account wins.

Business Concept

Advanced Predictive Analytics Holdings, Inc. was developed to commercialize the opportunity that exists in the internet marketing technology and services (IMT&S) marketplace for an integrated network, targeting the areas of integrated search, market research, data management, business analytics, and marketing automation tools. The build-out of this unique interactive network will be driven from a series of acquisitions. The Company expects to develop a multi-national enterprise that can provide clients a single point of contact for all of their IMT&S initiatives, resulting in substantial organic growth and future expansion possibilities. According to the Direct Marketing Association, “In 2009 … $149.3 billion spent on direct marketing … accounted for 54.3% of all ad expenditures in the United States.” 6

Business Model

Advanced Predictive Analytics Holdings, Inc. will be a publically trading holding company. APAI plans to acquire, build and/or enhance best in class companies focused in the areas of integrated search, market research, business analytics, and marketing automation tools. Through our initial due diligence, we have found that targeted companies can be acquired at one-to-two times revenues. There is strong evidence that the marketplace currently yields a capitalization as high as six-to-eight times consolidated revenues. This promises to create tremendous potential upside on participants’ investments.

Target Market

The primary target market for APAI full array of products and its integrated platform consists of government agencies, Fortune 500 and 1,000 companies.

Marketing and Sales

In the US we directly market and sell our products and services direct to end user organizations. New sales initiatives will focus on a three-tier direct sales model. First-tier enterprise account teams will develop strong relationships with potential clients and will be able to understand and communicate all facets of the sale, data transfer protocols, development of customized reports and integration of our marketing technology and services to the client. Second-tier account sales group will focus on product-based transactions to sell our marketing technology and service products to Fortune 1000 and mid-size companies. Third-tier accounts will use an indirect sales group to help deliver the Company’s offerings through a network of more than 20 domestic and international distributors, increasing penetration into secondary selling and geographic markets.

6 Direct Marketing Association, Inc., “What is The Direct Marketing Association?,” 9 Mar 2012

Marketing Strategy

The marketing team is charged with generating cross-selling opportunities between product verticals and qualified leads for the Company’s products, services and solutions through the use of direct mail, e-mail, prospect seminars, advertising in trade and market-specific publications, exhibiting at trade shows, and conducting user group meetings.

APAI California Model

Figure 1 Dashboard with customizable visualization and performance reporting

Billions of dollars in credit card transactions are charged-off each year. The credit card industry is noted to have robust processes to limit losses from its accounts, but still has written-off an average of roughly $50 billion per year over the past decade7. Capital One reported $13.6 billion in 2014 card related revenue and charged-off $2.4 billion, or 17% of its card related revenue8; while Discover Financial Services charge-offs in 2011 equaled 26% of its card related revenue9. Charged-off accounts are ultimately sold to third party collectors at pennies on the dollar. Third party collectors resort to the traditional collections tactics: phone calls, dunning letters, legal filings, etc.

7 http://www.federalreserve.gov/releases/g19/current/

8 Capital One Financial Corporation 2014 SEC 10-K, page 53

9 Discover Financial Services 2014 SEC 10-K, pages 87, 107

Our aRisk technology allows APAI to help banks analyze spending behavior to predict debtors’ changing risk profile. This early warning system makes it possible to identify increasing risk at the individual cardholder level early enough to allow banks to reduce credit limits and reduce overall exposure to future debtor defaults. We are able to assess if changes in how an individual uses a credit card represents increasing risk by comparing purchasing behavior to patterns of behavior of massive numbers of other cardholders.

The federal government, which faces tens of billions of dollars in losses each year through misuse of credit cards, through improper use of debit cards issued as part of the Supplemental Nutrition Assistance Program (SNAP – formerly known as food-stamps), and through fraudulent Medicare and Medicaid claims filings. In passing the Government Charge Card Abuse Prevention Act of 2012 (Public Law 112-194), Congress established specific requirements for the oversight of SmartPay cards. Multiple GAO studies conducted over more than a decade show continuing abuse of government credit cards. One study found that nearly half of all purchases in excess of $2,500 made with government charge cards failed to comply with standard control procedures.10 With $30 billion in annual purchases made in 100 million transactions, the GAO needs a better method of complying with Public Law 112-194. Our aFinder makes such compliance automatic.

aFinder evaluates actions governed by a fixed set of rules. Anywhere large volumes of transactions take place under a finite rule set, noncompliance and abuse almost certainly follow, creating a potential market for our aFinder. Thus, aFinder not only identifies non-dischargeable charge card transactions (NDTs), it also evaluates potential abuse of government SmartPay purchase cards and SNAP debit cards. The underlying architecture will allow us to monitor and evaluate Medicare claims submissions for possible fraud.

This same core technology has led to a set of web enabled exploration, analysis, and visualization tools for the Biotech industry. A group of eight tools (a3DVisual, aAnalysis, aForensic, aImport, aLibrary, aPattern, aProduct, and aVisual) allows users to process and make sense of large amounts of raw data. Our Biotech solution was developed in response to a need for comparative analyses of DNA and protein sequences that are aimed at inferring the molecular evolutionary patterns of genes, genomes, and species over time. Other uses include molecule pattern recognition and potential prediction modeling

Another direction our core technology allows us to address relates to geo-positional asset tracking for electronic devices and rolling stock. We use the technology in aPredict, aTracker, aLocator, aAsset, and aMapping to maximize the value of physical assets within an organization at every life-cycle state. By continuously linking asset data to related business data sets in an automated manner, structured information is always available to authorized users via a web-portal. A potential customer is a non-governmental organization (NGO) that uses thousands of satellite phones in all corners of the world. We are able to provide real-time location information on each individual asset as well as map out the geographic and temporal movement of that asset. This technology will help the NGO not only know where its satellite phones are at all times, but will allow it to track the phone’s movement, providing previously unavailable protection to employees working in dangerous parts of the globe.

We currently address four sales verticals where we expect to find strong revenue growth:

▪	Banking and financial services, where we will help reduce exposure to credit risk at the account holder level, and where we will reduce the total loss from bad debt, first by the utilization of our predictive risk tools, secondly effectively grading the quality of accounts being prepared for sale to third party collectors – thus increasing the total yield to the selling bank – and then by eliminating NDTs from bankruptcy filings.
▪	Government, where our rules-based testing algorithms detect transactions that violate usage guidelines over government issued credit cards. Future releases will allow agencies conducting large volumes of procurement transactions or reimbursements to uncover and protect against fraudulent purchases and reimbursement claims.

10 http://www.gao.gov/new.items/d08333.pdf pg. 2

▪	Biotech, where our ability to cross tabulate and create visual images of data will help researchers better understand massive and disparate flows of data. We are able to condense multiple sets of information into a 3D visual on a single screen, simplifying processes for medical researchers working at sub-molecular levels.
▪	Mobile asset management, where our ability to analyze and report in real time the location and the historical route of a mobile object promises to add a level of physical security to individuals carrying the mobile object into potentially dangerous situations. As well, it allows users of the software to track in real time any misplaced or stolen mobile object.

Our Products: The Solution

Our software engineers and mathematicians have thus far completed a totally automated, cloud-based, fully web-enabled end-to-end software platform consisting of twenty-four state-of-the art tools (see table on page 34) to service government, financial services, biotech, and mobile asset tracking verticals. We believe our software platform is one of the industry’s first patent-pending fully automated and integrated predictive risk, financial fraud identity, and recovery software applications that can detect an individual’s improper use of credit cards either prior to a bank’s charge-off or while being used by a government employee or agency. Our state of the art software modules and tools contain hundreds of thousands of lines of source code; more than 130 interrelated and dynamic algorithms; and deep data mining ciphers. State-of-the art adaptive learning techniques drive modules such as aRisk, aForensic, aGrader and aFinder. At current industry charge-off levels, our predictive risk, grading, financial fraud identity and recovery, and the rest of the twenty-four modules could potentially enable the US credit card industry to reduce charge-offs and to dramatically increase recoveries, both from the estimated $20 billion or so annually charged-off that is directly attributable to bankruptcy filings and from the estimated $30 billion or so written-off each year due to credit card defaults. 11

We use the following tools as a basis for our proprietary and patented technologies:

Predictive Analytic Solutions: Predictive analytic solutions are a synergistic combination of statistical products, data mining products, data collection technology, and other technologies such as scoring engines, rules and optimization techniques.

Data Mining Products: Data mining products extend predictive analytics by providing a visual user interface that allows the analyst to build predictive models by drawing a diagram that describes the analytical process through which the data will be put.

Adaptive Learning Technology (Artificial Intelligence): Through continuous case review and system modifications, adaptive learning technology incorporates relevancy factoring, fingerprinting and run-time logic. The system “learns” from our review of past patterns and identifies new emerging patterns.

The APAI System for predictive risk, identification of financial fraud and recovery in banking and government, biotech, and mobile asset tracking operates as follows:

11 http://www.federalreserve.gov/releases/g19/current/

APAI Product Tools and Their Functions

Tool	Function
Preemptively identifies ‘at risk’ accounts using purchasing algorithms and behavior models established by millions of data points. Helps reduce the account charge-off rate.
Automatically grades the recovery potential of default accounts; increases account value prior to sell-off to third party collectors.
Establishes and rates single transaction types, scores relevancies, and distinguishes between essential and non-essential credit card spending. This data is then used to determine if client or statutory rules have been violated.
A CRM (Customer Relations Management) tool that manages identified case fraud from bankrupted customers that owe a given disputed amount. The information in the CRM includes debtor’s information relative to bankruptcy case information, case negotiation, repayment tracking, and follow-up. The aFiler tool interacts with data collected from the aFinder tool that processes and calculates cases that are deemed “fraud” and forwards proposed amounts in additional to other pertinent fraud information to the CRM to manage.
Uses sophisticated asymmetric algorithms based on historical outcomes, to determine how to judge the grouping transactions within a specific case and the overall value.
Encompasses the process of the securing of banking data exchange information (importing and exporting data between banking institutions and APAI servers).
Identifies minute changes to an account holder’s purchasing patterns.
A set of visual tool allowing on-the-fly adjustments to preview hypothetical case(s) scenarios, projections, and intercepting. Logistical techniques also include visual case risk, pattern learning feedback, and shaping tools that manage business process changes.
A complete case voice automation process whereby fraud cases that are pursuable will execute several hundred scenarios with intelligent automated actions generated by patented autonomous voice outbound/inbound system.
Looks up credit card transaction types and scores them using various internet search engine tools. The tool utilizes an array of parameters to forensically analyze transaction description markers (i.e. merchant phone number resolves to business type and is subject to scoring via a proprietary reference chart).
Allows users to visually draw business workflow logic diagrams that define automation scenarios making other modules completely autonomous. Most manual back office administration routines and functions are replaced with this tool.
Third party database systems connect easily to APAI’s backend systems for data sharing. The module already supports more than 50 popular types of connect standards.
Provides a live snapshot overview of a client's current network performance. This information is used to optimize overall system tolerances. It includes forecasting scalability and helps fortify security requirements.
Provides real-time system usage data, including central processing indices, database queries, algorithm activity, and node indication factors.
A proprietary transaction type scoring dynamic library database (SDLD) based on the Standard Industrial Classification (SIC) code system. The module adds additional scoring detail, relationships, age, and frequency to help weigh in on a debtor’s needs versus wants in regards to credit card transactions.

Tool	Function
Isolates portions of a molecule; finds residues by sequence or name; shows all protein bonds, salt bridges, and cation-pi orbital within a three-dimensional interaction framework that a user can control forensically.
Molecular exploration and pattern tool that processes data from an electron microscope into a 2D pattern recognition (PR) output. The PR output is then processed using an array of algorithms that help identify the molecular make-up, and is displayed accordingly.
An information and reporting tool that includes and consists of an interactive periodic identifier providing markers and other identifiable information found in the aPattern module.
A multifunctional asset cluster field (MACF) mash up tool that arranges and directs various targeted devices by orchestrating and controlling event behavior and movement zone planning. Hot Zone sharing and planning features allow group awareness and one click management oversight.
Predicts active response routing times for moving assets and determines alternate routes based on averages awareness means and external influences. Prediction behaviors are calibrated with repetitive usage preserving accuracy for statistical data.
Comprised of interactive group tracking and visualization mapping tools that create overlays that animate weather, 3d maps, obstacles, fire, etc., and that include live asset information such as temperature and other environment data. GPS breadcrumb marker stamps last known position(s) and direction to indicate historical movements.
Allows manageable oversight and on-the-fly feedback control of assets such as land vehicles, air vehicles, equipment, and people.
Importer tool that allows users to upload custom maps that are visible as an overlay on aTracker and aLocator modules.
Manages individual asset information (e.g. serial number) that other modules use to render asset’s location.

Patented Pending Technology

Our software application is completely built and tested. A top six US credit card issuer has tested our software application, a test in which we reviewed and scored Chapter 7 filings under real-time market conditions. We initially filtered 250,000 accounts resulting in the scoring of over 125,000 accounts containing approximately 1.5 million transactions and encompassing a total account balance in excess of $525 million.

On July 6, 2011 we submitted two non-provisional patents-pending - #61361594, covering pre-bankruptcy fraud detection apparatus and method, and - #61361599, covering post-bankruptcy fraud detection apparatus and method. From our existing modules and tools, we have as many as an additional two dozen patents to be filed.

The following table provides the status of the patent process for all of our tools:

Application	Number of Potential Patents	Patent Types	Filed Date
aFinder	2	Apparatus, method	7-6-2011
aFinder	5	Algorithms	To be filed (TBF)
aFiler	2	Methodology, UI/UX	TBF
aRisk	2	Algorithms	TBF
aEncryption	3	Appliance, methodology	TBF

Application	Number of Potential Patents	Patent Types	Filed Date
aCommunicator	2	Appliance, methodology	TBF
aAggression	2	Algorithms	TBF
aVisual	4	Methodology, UI/UX	TBF
aForensic	1	Apparatus, methodology	TBF
aCommunicator	1	Algorithms	TBF
aDecipher	2	Algorithms	TBF
aWorkflow	1	Methodology	TBF
aImport	1	Methodology	TBF
aNetwork Stats	1	Design	TBF
aProcess Stats	1	Design	TBF
aScore	2	Algorithms	TBF
a3DVisual	2	Design, methodology	TBF
aPattern	3	Design, methodology, appliance	TBF
aLibrary	1	Algorithms	TBF
aAsset	2	Design, methodology	TBF
aPredict	2	Algorithms, appliance	TBF
aTracker	3	Design, algorithms	TBF
aLocator	1	Algorithms	TBF
aMapping	1	Algorithms	TBF
aProduct	1	Design	TBF
myprotectinc.com	4	UI/UX	TBF

We expect to file more than 50 patent applications for the modules already developed.

Methodology

We will use the financial services sales vertical to indicate in part how our technology works. The methodology described carries over to other sales verticals including government and insurance compliance.

Using our technology, we present a method of implementing data mining algorithms, with special attention to frequent pattern discovery within a deductive framework. We also employ “pattern mining,” a data mining technique that involves finding existing patterns in data. Adaptive learning technology, relevancy factoring and run-time logic are also utilized in our software application. As a result, we are able to identify cardholders exhibiting usage patterns often associated with the intent to file for bankruptcy. A complex series of dynamic algorithms then evaluates these purchasing patterns, ultimately producing a proposed debt settlement with the bank’s customer. This settlement is then reviewed by legal staff before submission to the customer’s attorney. Our patent-pending software technology enables the financial institution to evaluate tens of thousands of customer usage patterns a month and to develop fair settlement proposals for the unpaid debt.

Growth Strategy

Our mission to help people see and understand data presents a broad and momentous market opportunity. We intend to continue to invest in a number of growth initiatives to allow us to pursue our mission aggressively. Our strategies for growth include:

Penetrate our potential customer base – Leveraging our landed and expanding business model, we intend to continue to increase the adoption of our products within and across our potential customers, as they expand the number of users and develop new use cases for our products. Our sales and marketing strategy and focus on customer success help our customers identify and pursue new use cases within their organizations.

Grow internationally – We believe there is significant opportunity to grow our planned international business in both financial services and government arenas.

Relentlessly innovate and advance our products – We have sought to invest in the capabilities of our products over time and intend to continue to invest in product innovation and leadership. Building on our foundational technology innovations, we have released two major versions of our software to date, and plan to release version 3.0 shortly after the completion of this round of funding. Version 3.0 will help to rapidly expand and improve our feature set and capabilities. We plan to continue to invest in research and development, including hiring top technical talent, focusing on core technology innovation and maintaining an agile organization that supports rapid release cycles. In particular, we intend to focus on further developing our cloud and mobile capabilities, expanding our advanced analytical and statistical functionality, adding new visualization formats and expanding the range of data sources and platforms we can address.

Business Strategy

Our intended strategy for the next three to five years:

▪	Focus on deploying our current aFinder, aFiler, tools, into the domestic and international financial services markets focusing on strategic accounts made up of the top 32 bank and credit card issuers and the 30 leading purchasers of charged-off credit card debt.
▪	Launch our foundation accounts sales initiative that is made up of the approximately 7,000 smaller banks and credit unions.
▪	Modify our current products to identify non-approved transactions (NDTs) for the federal government in support of Public Law 112-194.
▪	Complete the development and deployment of our planned aRisk and aGrader tools into these same sales channels.

Our key strategic principles are to:

▪	take advantage of the efficiencies inherent in our business model;
▪	build enduring brand equity based on top-of-line security processes and protection of highly confidential information provided to us by banks and credit card issuers;
▪	create client loyalty by providing a seamless operational process that enhances recoveries;
▪	engage in focused marketing comprised of direct selling supported by on-line visibility; and
▪	Extend the core, predictive technology into other aspects of loss management, allowing up-selling and cross-selling opportunities into existing customer accounts.

In today’s banking market, major domestic banks and credit card issuers assign or sell charged-off loans. Collectors and attorneys often work on contingent fee arrangements, typically sharing recovered funds on a 50/50 split. Our solution will allow the banks and issuers to deliver to their collectors pre-identified accounts, needing only the completion of the legal creditor/debtor settlement agreement. That 50/50 split will be changed dramatically in favor of the bank /issuer. We will host the application under a “software as a service” SaaS model. This will allow for better control of software updates, simplifying demands on customer support, and will aid us in maintaining accurate industry metrics.

Revenue Model

Our California subsidiary’s flat-rate transaction-based pricing model will attempt to capture 15 percent of the total dollars identified as recoverable through use of our aRisk, aFinder, and aFiler products. This revenue model is based on licensing our software application to banks, credit card issuers, and their designated collectors for zero up-front fees and collecting a flat rate transaction fee of $5.00 from the bank per account analyzed. Our preemptive risk tool aRisk is anticipated to be used by credit card issuers to score their entire credit card portfolio at a minimum of once a quarter. We believe that we will be able to collect a flat fee of approximately $0.025 per card reviewed. We will price our aGrader tool on a flat transaction rate of $2.00 per account reviewed.

In the government sector, our pricing model will help to help manage the GAO’s SmartPay program is based on charging $1.00 per credit card account reviewed and assessing a charge of $0.10 per transaction to ensure compliance with rules established by Congress and the GAO.

Additional revenues may be generated:

•	through licensing our software application to international distributors;
•	direct sales of our case management automation tools to law firms and debt collectors;
•	licensing fees generated by third parties for the resale of our patent-pending software applications;
•	potential sales created through the use of our custom algorithms by third parties;
•	revenues generated through the licensing of our proprietary software application to international banks and credit card issuers; and
•	monthly subscription fees generated through the use of our web-based predictive analytics software applications by smaller banks and credit unions.

Sales and Marketing

Our sales and marketing plan is built around teams that collaborate to create market awareness and demand, to build a robust sales pipeline and to ensure customer success that drives revenue growth through market identification.

Sales

We plan to use a direct sales approach that includes inside sales teams and field sales teams. Our inside sales team, will be based in regional sales hubs when fully implemented, qualifies and manages accounts throughout the world in a manner in which we can seed new sales at a low cost and expand these accounts over time. The second phase of our planned sales initiative is the development and use of a direct field sales team that will cover North America; Europe, Middle East and Africa; the Asia Pacific region; and Latin America, and is mainly responsible for lead qualification and account management for large enterprises. Our planned direct sales teams will partner with technical sales representatives who will provide pre-sales technical support. We will also have a dedicated customer success team to drive renewals of existing contracts.

We also plan to sell our products through indirect sales channels including technology vendors, resellers and OEM and independent software vendor (ISV) partners. These channels will provide additional sales coverage, solution-based selling, services and training throughout the world. Our channel program will be led by a dedicated sales team.

Marketing

Our marketing efforts will focus on establishing our brand, generating awareness, creating leads and cultivating the APAI user community. The marketing team will be dedicated to product marketing, program marketing, field events, channel marketing, corporate communications and website development. We plan to leverage both online and offline marketing channels such as events and trade shows, seminars and webinars, third-party analyst reports, whitepapers, case studies, blogs, search engines and email marketing. A central focus for the marketing team will be to drive free product trials and encourage use of our free online training and certification, an integral part of our planned customer acquisition process. Our marketing team will be responsible for the logistics of hosting various planned events, including an annual customer conferences and regional events, as well as providing Web-based community tools and supporting customer-driven user groups.

Research and Development

A substantial portion of our research and development efforts are focused on enhancing our software architecture and adding new features and functionality to our platform and we anticipate continuing to invest in innovation and technology development upon the completion of our next round of funding. We expect our research and development expenses to increase in absolute dollars in future periods to $0.8 million over the twelve months following the completion of our funding.

Employees

We have three full-time employees. All of our employees are based in the US. Our employees are not represented by any labor union and are not organized under a collective bargaining agreement. We have never experienced a work stoppage due to union activity. The employees are engaged in research and development; software technology; statistical applications; sales and marketing; and general and administrative functions including executive, finance, administration, and business development.

Strategic Acquisition Planned Consulting Model

Web Development

Our Strategic Acquisitions will operate in several different areas of the digital marketing space.

•	Web development – helping clients develop and maintain best practices web presence. Over the past decade the majority of enterprise and government systems have evolved from fat-client long-term software implementation laden systems, to thin-client agile rapidly deployed websites portals. Our Strategic Acquisitions will understand the digitally enabled landscape and help clients achieve success across all their web enabled platforms, from websites and web portals to intranets and extranets.
•	Digital strategy – help clients transform business and organizational objectives into outcome-centric digital solutions. Digital strategy focuses on specifying an organization's vision, goals, and opportunities to maximize the benefits of digital initiatives for the organization. These initiatives often entail an enterprise focus, which considers the broader opportunities and risks that digital tactics potentially create, and frequently includes business intelligence, collaboration, new product/market exploration, sales and service optimization, enterprise technology architectures and processes, best practices, innovation, and governance. Once a digital strategy is in place, our Strategic Acquisitions will focus on specific tactics, including website design, website and web application development, mobile applications, e-commerce, social media, search engine optimization, digital advertising, and outreach.
•	Content management solutions – helping clients understand their website needs, goals, and processes. Our Strategic Acquisitions will understand that client staff may have varying levels of experience with information technology. Our Strategic Acquisitions will be able to provide full training to key staff members as part of any implementation to ensure a full understanding of how to manage each client’s website.
•	Social media campaigns – helping clients select the social networking platforms that are most relevant to their business and target audiences. Our Strategic Acquisitions will be able to help establish efficient processes for managing social media as well as the methods of maintaining pure professionalism in presenting themselves to the hyper-public eye. This will all be done in a fashion that cleanly and fully integrates with existing marketing ventures.

•	Mobile applications – helping clients meet the demands and opportunities offered by mobile communications. Our Strategic Acquisitions will offer complete end-to-end services for mobile website and app development span all major platforms including iOS, Android, and Windows Mobile. They will understand that everything today either begins with a mobile strategy or has significant mobile components and integration. A well-implemented mobile presence brings information to users on their terms on any device and any time.
•	Web application and software development – helping clients stay on the cutting edge of digital marketing. Technology is our domain. We expect our Strategic Acquisitions to create and implement responsible emerging technologies and to repurpose existing components for future needs. When third party applications are not available or cost-effective, our Strategic Acquisition will be able to create competitive advantage by customizing a pre-existing core technology, speeding time to market, cutting costs, and ensuring quality.

USE OF PROCEEDS

We estimate that we will receive net proceeds from the sale of Notes offered by us of approximately $9,000,000 based upon an assumed offering price of $10,000 per unit. In the event of the allowed 15% oversubscription, we will receive additional net proceeds from the sale of Notes of approximately $1.3 million.

The principal purposes of this offering are to increase our capitalization and financial flexibility, increase our visibility in the marketplace, allow us to acquire other entities with complementary technologies and markets, and create a public market for our common stock. As of the date of this offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. However, we currently intend to use the net proceeds to us from this offering primarily for general corporate purposes, including working capital, sales and marketing activities, general and administrative matters, and capital expenditures. We may also use a portion of the net proceeds from this offering for the acquisition of, or investment in, technologies, solutions or businesses that complement our business. At present, we have entered into a nonbinding letter of intent to acquire a target company. We are in ongoing discussions with the seller’s controlling shareholder. We will have broad discretion over the uses of the net proceeds from this offering. Pending these uses, we intend to invest the net proceeds from this offering in short-term, investment-grade interest-bearing securities such as money market funds, certificates of deposit, commercial paper and obligations of the US government and government agencies.

DETERMINATION OF OFFERING PRICE

Since our shares are not listed or quoted on any exchange or quotation system, the offering price of the Convertible Promissory Notes was based on a determination by the management of the Company using peer group pricing as a reference. The calculation of share price was based on a combination of a multiple of revenues plus the value of the underlying intellectual property owned by the Company. These revenues are subject to the closing of this offering and the first acquisition by Advanced Predictive Analytics Holdings, Inc. The offering price does not necessarily bear any relationship to our book value, assets, past operating results, financial condition or any other established criteria of value. Although our Notes are not listed on a public exchange, we anticipate that we will file to obtain a listing on the Over the Counter Marketplace after the filing of this offering circular. In order to be quoted on the OTCQX a market maker must file an application on our behalf in order to make a market for the shares of common stock underlying our Notes.

There is no assurance that our common stock will trade at market prices in excess of the anticipated exercise price converting the Notes into our common stock as prices for stock in any public market which may develop will be determined in the marketplace and may be influenced by many factors, including the depth and liquidity of the market for our common stock, investor perception of us, and general economic and market conditions.

It is currently estimated that the offering price per unit will be $10,000. Each unit will be convertible into 3,700 shares of our common stock.

DILUTION

If you invest in our common stock in this offering, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock immediately after this offering.

Our historical net tangible book deficit as of September 30, 2015 was $(437,221) or $(0.04) per share of our common stock.  Historical net tangible book value per share represents our total tangible assets less total liabilities divided by the number of shares of our common stock outstanding calculated based on 12,364,000 common shares outstanding as of September 30, 2015.

After giving further effect to the sale of 1,000 convertible notes, which convert into 3,700,000 shares of common stock at an assumed initial public offering price of $2.70 per share, and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of September 30, 2015 would have been approximately $8.56 million, or approximately $0.53 per share. This amount represents an immediate increase in pro forma net tangible book value of $0.57 per share to our existing stockholders and an immediate dilution of approximately $2.17 per share to new investors purchasing shares of common stock in this offering.

Dilution per share to new investors is determined by subtracting pro forma as adjusted net tangible book value per share after this offering from the initial public offering price per share paid by new investors. The following table illustrates this per share dilution:

Assumed initial public offering price per share	$2.70
Historical net tangible book value per share as of September 30, 2015	$(0.04)
Increase in net tangible book value per share attributable to this offering	$0.57
Net tangible book value per share attributable to this offering as of September 30, 2015	$0.53
Dilution per share to investors in this offering	$2.17

The following table summarizes on an as adjusted basis as of September 30, 2015, the difference between the number of shares of common stock purchased from us, the total consideration paid, and the average price per share paid by existing stockholders and by new investors, assuming an initial public offering price of $2.70 per share, the midpoint of the price range set forth on the cover page of this Offering Circular, and before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. In addition, the number of shares held by existing shareholders includes on an as adjusted basis the automatic conversion of all of our standing preferred stock and accumulated dividends into 2,036,615 shares of our common stock, the conversion of principal and accrued interest of our existing outstanding convertible notes of $166,484 into 156,105 shares of our common stock, and the exercise of warrants outstanding as of September 30, 2015 into 650,000 shares of our common stock at an average exercise price of $0.10 per share:

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing Stockholders	15,206,720	80.4%	$518,284	4.9%	$0.03
New Investors	3,700,000	19.6%	$10,000,000	95.1%	$2.70
Total	19,906,720	100%	$10,518,284	100%	$0.53

The table above includes only amounts for cash consideration given to the Company for shares issued and no value to common shares issued by the Company for services performed or for the acquisition of the original software.

Future Dilution

The Company, for business purposes, may from time to time issue additional shares, which may result in dilution of existing shareholders. Dilution is a reduction in the percentage of a stock caused by the issuance of new stock. Dilution can also occur when holders of stock options (such as company employees) or holders of other optionable securities exercise their options. When the number of shares outstanding increases, each existing stockholder will own a smaller, or diluted, percentage of the Company, making each share less valuable. Dilution may also reduce the value of existing shares by reducing the stock’s earnings per share. There is no guarantee that dilution of the Common Stock will not occur in the future.

PLAN OF DISTRIBUTION

We are offering 1,000 Five-Year Unsecured Convertible 8% Cumulative Promissory Notes (the "Securities") at a fixed price of $10,000 per unit of Notes. This Offering Statement shall only be qualified upon order of the Commission, unless a subsequent amendment is filed indicating the intention to become qualified by operation of the terms of Regulation A. The Offering will commence promptly after the date of this Offering Circular and will close upon the earlier of (1) the sale of 1,000, Notes, (2) One Year from the date this Offering begins, or (3) a date prior to one year from the date this Offering begins that is so determined by the Company’s Management (the “Offering Period”).

A minimum of $10,000 must be invested prior to the Company having access to the Investment Proceeds. A maximum of $10,000,000 will be received from the offering. No Securities are being offered by any selling shareholders. The Company will receive all proceeds from the sale of Securities after the minimum of $10,000 has been reached. If the Offering terminates before the offering minimum is achieved, or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be Promptly Refunded without interest or deduction.

This Offering Circular will be furnished to prospective Investors upon their request via electronic PDF format and will be available for viewing and download 24 hours per day, 7 days per week on the website.

In order to subscribe to purchase the Securities, a prospective Investor must complete, sign and deliver the executed Subscription Agreement, Investor Questionnaire and Form W-9 to Advanced Predictive Analytics Holdings, Inc. and either mail or wire funds for its subscription amount in accordance with the instructions included in the Subscription Package.

The Company reserves the right to reject any Investor’s subscription in whole or in part for any reason. If the Offering terminates or if any prospective Investor’s subscription is rejected, all funds received from such Investors will be returned without interest or deduction.

In addition to this Offering Circular, subject to limitations imposed by applicable securities laws, we expect to use additional advertising, sales and other promotional materials in connection with this Offering. These materials may include public advertisements and audio-visual materials, in each case only as authorized by the Company. Although these materials will not contain information in conflict with the information provided by this Offering and will be prepared with a view to presenting a balanced discussion of risk and reward with respect to the Securities, these materials will not give a complete understanding of this Offering, the Company or the Securities and are not to be considered part of this Offering Circular. This Offering is made only by means of this Offering Circular and prospective Investors must read and rely on the information provided in this Offering Circular in connection with their decision to invest in the Securities.

DESCRIPTION OF SECURITIES

Our authorized securities consist of 1,000 Five-Year Unsecured 8% Cumulative Unsecured Convertible Promissory Notes priced at $10,000 per unit. Each note can be converted into 3,700 shares of common stock. Simple interest will accrue and accumulate at a rate of 8% per annum. Interest will be paid at maturity or upon conversion, in cash or stock at the express will of the Company.

The following summary of certain terms of the common stock and preferred stock does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of our Articles of Incorporation and Bylaws.

Common Stock

Our Articles of Incorporation authorize the issuance of 235,000,000 shares of common stock, par value $0.001 per share. We expect that on December 1, 2015, 12,364,000 shares will be issued and outstanding. An additional 800,000 shares will have been reserved for warrants and convertible debt issued to advisors, consultants, and lenders.

Holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and preferences to preferred stock holders. Holders of common stock have no right to convert their common stock into any other securities. The common stock has no preemptive or other subscription rights.

All outstanding shares of common stock are duly authorized, validly issued, fully paid, and nonassessable.

Preferred Stock

Our Articles of Incorporation provide that up to 15,000,000, shares of Preferred Stock may be issued from time to time in one or more series. Our Board of Directors has the authority to fix and determine the number of shares constituting each such series and the relative rights, preferences, privileges and immunities, if any, as well as any qualifications, limitations or restrictions thereof, of the shares thereof, including the authority to fix and determine the dividend rights, dividend rates, conversion rights, voting rights and terms of redemption (including sinking fund provisions), redemption prices and liquidation preferences of any wholly unissued series of preferred stock and to increase or decrease the number of shares of any outstanding series, without further vote or action by shareholders. It is anticipated the holders of this security will convert all shares to the Company’s common stock upon the completion of this offering.

The ability of the Board of Directors to issue preferred stock could also be used by it as a means for resisting a change of control and can therefore be considered an “anti-takeover” device.

Series F Preferred Stock: Advanced Predictive Analytics, Inc., a subsidiary of Advance Predictive Analytics Holdings, Inc., has issued 1,405,000 shares of preferred stock as Series F Convertible 12% Cumulative Preferred Shares. In the event of a Sale, liquidation, dissolution or winding up, the holders of Series F Preferred Stock will be entitled to receive, prior and in preference to any distribution of any of our assets or surplus funds to the holders of common stock, an amount per share equal to the Series F issued price (as adjusted for subdivisions, combinations, stock dividends, recapitalizations and the like), plus any accrued but unpaid dividends on the Series F Preferred Stock. Holders of Series F Preferred Stock are entitled to one vote for each equivalent share common stock their preferred stock holdings would convert into. It is anticipated the holders of this security will convert all shares to the Company’s common stock upon the completion of this offering.

Series Z Preferred Stock: Advanced Predictive Analytics, Inc., a subsidiary of Advance Predictive Analytics Holdings, Inc., has issued 600,000 shares of preferred stock as Series Z Convertible 6% Cumulative Preferred Shares with 600,000 shares issued. The holders of Series Z Preferred Stock are not entitled to receive any liquidation preference. Dividends do not begin to accrue until six months after the Company has generated its first $5 million in cumulative revenues. Holders of Series Z Preferred Stock are entitled to one vote for each equivalent share of common stock their preferred stock holdings would convert into. It is anticipated the holders of this security will convert all shares to the Company’s common stock upon the completion of this offering.

The rights, preference and privileges for the Series Z Preferred Stock are subordinated to the rights, preference and privileges of the Series F Preferred Stock.

Common Stock Dividend Rights

We have never declared or paid any cash dividends on our common stock. Any payment of cash dividends on our common stock in the future will be at the discretion of our board of directors and will depend upon our results of operations, earnings, capital requirements, financial condition, future prospects, contractual restrictions and other factors deemed relevant by our board of directors.

INTERESTS OF NAMED EXPERTS AND COUNSEL

The validity of the shares of common stock offered hereby will be passed upon for us by John R. McMillan Esq., Flangas Dalacas Law Group 3275 So. Jones Blvd., Suite 105 Las Vegas, Nevada 89146.

The Company uses the services of L J Soldinger Associates to perform its audits and provide filing reviews. L J Soldinger Associates, founded in 1989, is a full-service certified public accounting firm with its headquarters at 1814 Field Parkway, Suite 240, Deer Park, Illinois 60010. LJSA is registered with the Public Company Accounting Oversight Board (PCAOB) and is a member of the American Institute of Certified Public Accountants' Center for Audit Quality.

The Company’s transfer agent and registrar is the firm VStock Transfer, LLC. They are located at 18 Lafayette Place, Woodmere, New York 11598. They can be reached via email at www.vstocktransfer.com or their direct number is 212.828.8436.

REPORTS TO SECURITIES HOLDERS

We will and will continue to make our financial information equally available to any interested parties or investors through compliance with the disclosure rules of Regulation S-K for a smaller reporting company under the Securities Exchange Act. In addition, we will file Form 8-K and other proxy and information statements from time to time as required. The public may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street NE, Washington, DC 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

DESCRIPTION OF FACILITIES

Our principal corporate offices are located at 3405 Colony Plaza, Newport Beach, CA 92660

LEGAL PROCEEDINGS

From time to time we may become involved in legal proceedings or be subject to claims arising in the ordinary course of our business. We are not presently a party to any legal proceedings that in the opinion of our management, if determined adversely to us, would have a material adverse effect on our business, financial condition, operating results or cash flows. Regardless of the outcome, litigation can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

DIRECTORS, OFFICERS, AND CORPORATE GOVERNANCE

The following table sets forth certain information concerning our key executive officers and directors:

* Currently, Dr. Laffer and Mr. Isaac are non- fiduciary advisors to the company. Upon completion of the current offering Dr. Laffer and Mr. Isaac will become directors of the Company.

The following are the professional biographies of our executive officers, directors, advisors, and key employees:

George D. Pursglove, Chairman of the Board of Directors, President and Chief Executive Officer

Mr. Pursglove has been our Chairman of the Board of Directors, President, and Chief Executive Officer since the formation of APAI in July 2009. Mr. Pursglove is an accomplished entrepreneur with over 25 years of start-up and early-stage business development experience.

Mr. Pursglove founded/co-founded three businesses that have created significant value for their investors:

HomeClub (acquired by Zayre), HQ Office Supplies (acquired by Staples) and USA Service Systems (which continues today as National Product Services).

During his business career Mr. Pursglove has utilized a wide range of predictive analytic tools and strategies to measure the effectiveness of marketing and advertising campaigns; to understand consumers’ behavior and shopping patterns; and to optimize inventory dollars through supply and demand forecasting models.

From October 2006 through October 2007 Mr. Pursglove was the co-founder, President and CEO of BOOMj.com, Inc., an early player in lifestyle social media and e-commerce. From 1997 to 2002, he was founder and CEO of USA Service Systems, a company which provides merchandising and assembly solutions to major retailers.

Mr. Pursglove was Director of Merchandising, Business Services Division for Office Depot from June 1994 through December 1995 and was Divisional Merchandise Manager II for Office Depot’s $600 million office furniture division from March 1993 through June 1994. Prior to Office Depot, he was a co-founder and executive of both office supply retailer HQ Office Supplies (which was acquired by Staples) and warehouse home improvement retailer HomeClub (which was acquired by Zayre).

In addition to his extensive executive experience, he has served as investor, director and/or consultant. Major experiences include investing in shopping.com and SportsClub, Inc., and serving on the board of directors of Choices Entertainment (NASDAQ) and Sims Communication Inc. (NASDAQ). He holds a degree in Social Science from San Diego State University. He has been an advocate for children rights through his work as a Guardian ad Litem with the Eleventh Judicial Court for Miami-Dade County, Florida.

Michael L. Beydler, Chief Technology Officer and Senior Vice President of Technology

Mr. Beydler has been our Chief Technology Officer and Senior Vice President of Technology since the company’s formation in August 2009. Mr. Beydler and his programming team developed the fully automated aFinder financial fraud identity and recovery software solution discussed in this Form 10.

Mr. Beydler possesses an extensive background in computer technology and software application development. A technology protégé at the age of 14, Mr. Beydler received his first patent for the creation of a video pencil test animation system developed for Walt Disney. From October 2006 through October 2007 Mr. Beydler was part of the integration, development and management team of BOOMj.com, Inc.

In January 2006, Mr. Beydler founded his technology holding company Coregenic Technologies. Through Coregenic he has created many enterprise custom software applications focused on GPS technology.

Mr. Beydler was Chief Technology Officer for Aloha Continental Travel, Inc. from August 1999 through December 2003. Mr. Beydler served as Chief Technology Officer for TravelMax International, Inc. from August 1995 through August 1999. Mr. Beydler designed, developed and implemented two Internet reservation booking engines in parallel utilizing both Amadeus (API) and Worldspan (DIR) reservation systems. Mr. Beydler was responsible for the engineering and installation of technology initiatives in support of Aloha Continental Travel’s operations. Mr. Beydler was MIS Director for Jostens, Inc. from November 1993 through August 1995.

Mr. Beydler was an aerospace engineer and project manager for Odetics, Inc. from November 1989 through June 1993. Mr. Beydler currently holds three US and one EU patent for GPS tracking technology and the computer systems that manage those systems. Mr. Beydler graduated from the University of California at Irvine with a Bachelor of Science Degree in Computer Science.

Robert E. Honeyman, Chief Financial Officer and Senior Vice President of Finance

Mr. Honeyman has been our Chief Financial Officer and Senior Vice President of Finance since August 2009. Mr. Honeyman was Corporate Controller, Vice President Finance, and Chief Financial Officer for DataCore Software Corporation from 1999 through 2009. As Corporate Controller, he created the legal structure for DataCore’s international presence, opening subsidiaries in Europe, Asia, and North America. As Vice President Finance, Mr. Honeyman negotiated receivables-based loan agreements that helped the company bridge and survive the tech crash of 2000-2003. As CFO, Mr. Honeyman was a member of the executive management with Board level responsibilities.

Prior to joining DataCore, Mr. Honeyman worked with Mr. Pursglove to source funding for USA Service Systems, Inc. Mr. Honeyman was the Chief Financial Officer for ARRAY Connector Corporation from May 1996 through June 1998. Prior, he spent a half dozen years with the tape drive division of Seagate Corporation in both finance and marketing positions.

Mr. Honeyman earned both a bachelor degree in economics and an MBA in Finance from the University of Michigan in Ann Arbor, MI.

Sales and Marketing

Key to our commercial success is the planned staffing of the sales and marketing function. Within 90 days from the completion of funding the Company will hire a Director of Sales and Director of Marketing. The following are the job descriptions for these two key positions.

Director of Sales. This person will be responsible for identifying and developing relationships with target customers for each of the Company’s core products. Additionally, he/she will deploy a direct sales model consisting of independent sales representatives, who will work in unison with in-house sales engineers and client retention representatives. Sales engineers will work directly with line-of-business executives and information technology professionals within these organizations and in tandem with our client retention representative. These sales teams will develop strong relationships with potential clients and will be able to understand and communicate all facets of the sale, data transfer protocols, development of customized reports and integration of the software application to the client. The sales teams will be organized by account. After the initial phase of the sale, client retention representatives will assume account responsibilities.

Director of Marketing. This person will establish a corporate communications group responsible for the broad visibility of the Company. This group works with the trade and financial press, industry analysts and financial analysts to establish the identity and presence of the Company as an industry leader. Our corporate communications group also supports other important areas of Company visibility, including the development of expert reviews of APAI products and solutions which appear in trade and market-specific publications, and participation in professional association meetings. Marketing will also establish a product management group as part of the research and development team and is responsible for both translating customer needs into clear directives for specific product development projects and working with the software engineers’ to develop “pathways” that chart the future direction of each product family. The product marketing group is responsible for delivering the products to the customers.

Board of Directors

The Company plans to fill its Board of Directors and its Non-fiduciary Advisory Board with recognized leaders in their prospective fields of expertise, individuals able to advise the Company on business initiatives for its investment banking and financing needs; predictive analytic solutions; quantitative methods; international sales and marketing; and banking trends that could affect the future strategic positioning of the Company. Upon the completion of the current funding the company will be elevating Arthur B. Laffer, Ph.D., from a non-fiduciary advisory board position to a member of the board of directors. Dr. Laffer will be considered an independent outside director. Mr. William M. Isaac upon the completion of this round of funding will be joining the Company’s board of directors and will be considered an independent outside director.

Non-fiduciary Advisory Board

Members of the Company’s Advisory Board will be available to the Company’s Board of Directors and management team. Our Non-fiduciary Advisory Board is comprised of leading academic and sales and marketing professionals. The Company plans to compensate its Advisors at the close of this round of funding. Advisory Board members include:

Arthur B. Laffer, Ph.D., has been an advisor to the Company since January 2013.

He is the founder and chairman of Laffer Associates, an institutional economic research and consulting firm, as well as Laffer Investments, an institutional investment management firm utilizing diverse investment strategies. Laffer Associates’ research focuses on the interconnecting macroeconomic, political and demographic changes affecting global financial markets. Laffer Investments’ investment management strategies utilize some of the economic principles and models pioneered by Dr. Laffer. Dr. Laffer received a B.A. in economics from Yale University in 1963. He received a MBA and a Ph.D. in economics from Stanford University in 1965 and 1972 respectively.

William M. Isaac, Senior Managing Director of FTI Consulting and former Chairman of the Board of Fifth Third Bancorp.

Mr. Isaac was the Chairman of the Federal Deposit Insurance Corporation (FDIC). He founded the regulatory consulting firm The Secura Group, LLC, part of FTI Consulting, Inc., a global consulting firm. Mr. Isaac sits on a number of corporate boards and speaks and writes regularly on financial and regulatory issues. Mr. Isaac earned his Bachelor of Business Administration degree from Miami University in Oxford Ohio in 1964. He received an honorary doctor of laws degree (LL.D) from Miami University in 1984. He also received a Doctorate of Law (summa cum laude) from The Ohio State University.

Vincent Granville, Ph.D., – Advisor for Predictive Modeling and Scoring Technology

Dr. Vincent Granville has been an advisor to the Company since July 2012. He is a visionary data scientist with 15 years of data mining, big data, text mining, predictive modeling, business analytics, quantitative analysis and digital analytics experience. Dr. Granville is widely recognized as a leading expert in scoring technology, fraud detection and web traffic optimization. He was recognized by Forbes as one of the top 20 analytics experts in the US. Dr. Granville has held post-doctorates at both Cambridge University and the National Institute of Statistical Sciences. He was among the finalists at the Wharton School Business Plan Competition and at the Belgian Mathematical Olympiads.

Yen S. Yee, Esq. – Advisor for Intellectual Property and Patent Strategy

Mr. Yee has been an advisor to the Company since January 2011. He has over 40 years of Intellectual Property management experience with Boeing Aircraft and IBM. From 2003-2011 Mr. Yee was vice president of IP Development and Intellectual Property Management for Boeing Aircraft where he and his staff of IP professionals’ managed Boeing’s multi-billion global patent portfolio process and identified new industry-wide patent licensing opportunities. Mr. Yee, is admitted to practice law in the states of New York, Virginia, and admitted to practice before the US Patent and Trademark Office. He is a member of the ABA, and is qualified to argue in the US Supreme Court.

Mr. Yee has a J.D. degree from Pace University Law School; Master of Science, Electrical Engineering & Computer Science from Columbia University; and Bachelor of Science, Electrical Engineering & Computer Science from Massachusetts Institute of Technology (M.I.T.)

P. K. Shukla, Ph.D., C.P.I.M. – Advisor for Quantitative Methods and Theory

Dr. Shukla is the Vice Chancellor for Entrepreneurship and Director of the Leatherby Center for Entrepreneurship and Business Ethics at Chapman University, Orange, California. Dr. Shukla has been an advisor to the Company since January 2010. Dr. Skula is internationally renowned for his work in forecasting, quantitative methods, organization behavior and theory and international marketing research and strategy. His research focuses upon the application of managerial and strategic decision-making. Dr. Shukla received his Ph. D. from the University of California, Los Angeles and a Master of Science degree from the University of Southern California.

Board Committees

Upon the completion of funding our board of directors will established an audit committee, a compensation committee and a nominating and corporate governance committee. Our board of directors may establish other committees to facilitate the management of our business. The composition and functions of each committee are described below. Members will serve on these committees until their resignation or until otherwise determined by our board of directors.

Audit Committee

Our audit committee will consist of board members who satisfy the independence requirements under the NASDAQ listing standards and Rule 10A-3(b)(1) of the Exchange Act. The chair of our audit committee will be determined by the board of directors. Each member must be determined by the board of directors an “audit committee financial expert” within the meaning of SEC regulations. Our board of directors will also determine that each member of our audit committee has the requisite financial expertise required under the applicable requirements of the NASDAQ. In arriving at this determination, the board of directors will have to examine each audit committee member’s scope of experience and the nature of their employment in the corporate finance sector. The primary functions of this committee include:

•	reviewing and pre-approving the engagement of our independent registered public accounting firm to perform audit services and any permissible non-audit services;
•	evaluating the performance of our independent registered public accounting firm and deciding whether to retain their services;
•	monitoring the rotation of partners on our engagement team of our independent registered public accounting firm;
•	reviewing our annual and quarterly financial statements and reports and discussing the statements and reports with our independent registered public accounting firm and management, including a review of disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”;
•	considering and approving or disapproving of all related party transactions;
•	reviewing, with our independent registered public accounting firm and management, significant issues that may arise regarding accounting principles and financial statement presentation, as well as matters concerning the scope, adequacy and effectiveness of our financial controls;
•	conducting an annual assessment of the performance of the audit committee and its members, and the adequacy of its charter; and
•	establishing procedures for the receipt, retention and treatment of complaints received by us regarding financial controls, accounting or auditing matters.

Compensation Committee

Our compensation committee will consist of board members who satisfy the independence requirements under the NASDAQ listing standards and the rules and regulations of the SEC, a “non-employee director” as defined in Rule 16b-3 promulgated under the Exchange Act and an “outside director” as that term is defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code. The primary functions of this committee include:

•	determining the compensation and other terms of employment of our chief executive officer and our other executive officers and reviewing and approving corporate performance goals and objectives relevant to such compensation; reviewing and recommending to the full board of directors the compensation of our directors;
•	evaluating, adopting and administering the equity incentive plans, compensation plans and similar programs advisable for us, as well as modification or termination of existing plans and programs;
•	establishing policies with respect to equity compensation arrangements;
•	reviewing with management our disclosures under the caption “Compensation Discussion and Analysis” and recommending to the full board of directors its inclusion in our periodic reports to be filed with the SEC; and
•	reviewing and evaluating, at least annually, the performance of the compensation committee and the adequacy of its charter.

Nominating and Corporate Governance Committee

Our planned nominating and corporate governance committee will consist of board members who satisfy the independence requirements under the NYSE listing standards. The primary functions of this committee include:

•	reviewing periodically and evaluating director performance on our board of directors and its applicable committees, and recommending to our board of directors and management areas for improvement;
•	interviewing, evaluating, nominating and recommending individuals for membership on our board of directors;
•	reviewing and recommending to our board of directors any amendments to our corporate governance policies; and
•	reviewing and assessing, at least annually, the performance of the nominating and corporate governance committee and the adequacy of its charter.

Code of Business Conduct and Ethics

In connection with this Offering, our board of directors’ plans to adopted a code of business conduct and ethics that applies to all of our employees, officers and directors, including those officers responsible for financial reporting. Upon completion of this Offering, our code of business conduct and ethics will be available on our website at www.advpa.com. We intend to disclose any amendments to the code, or any waivers of its requirements, on our website to the extent required by the applicable rules and exchange requirements.

Compensation Committee Interlocks and Insider Participation

None of the anticipated members of the compensation committee is currently or has been at any time one of our officers or employees. None of our executive officers currently serves, or has served during the last year, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

Director Independence

We are not subject to listing requirements of any national securities exchange or national securities association and, as a result, we are not at this time required to have our board comprised of a majority of “independent directors.” Our determination of independence of directors is made using the definition of “independent director” contained in Rule 4200(a)(15) of the Marketplace Rules of the NASDAQ Stock Market, even though such definition does not currently apply to us because we are not listed on NASDAQ. Under this definition, our sole director is not independent.

EXECUTIVE COMPENSATION

The table below sets forth the compensation earned for services rendered to us, for the fiscal years indicated, by our named executive officers.

Name and Principal Position	Fiscal Year	Salary	All Other Compensation	Total
George D. Pursglove – Chairman, President,	2014	-	$27,500	$27,500
and Chief Executive Officer	2013	-	$103,410	$103,410
Robert E. Honeyman – Chief Financial	2014	-	-	-
Officer	2013	-	$68,940	$68,940
Michael L Beydler – Chief Technology	2014	-	-	-
Officer	2013	-	-	-

The following table shows the stock holdings of Principal Stockholders as well as the number of shares they intend to sell in conjunction with this offering. The Company will not receive any money from the proceeds of such sales made by any Principal Stockholders. We do not know if there will be any selling shareholders.

PRINCIPAL AND SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior to this Offering				Shares Beneficially Owned Following this Offering
Name of Beneficial Owner	Shares	%	% of Total Voting Power	Number of Shares to Sell	Shares	%	% of Total Voting Power
George Pursglove	7,698,000	51%	53%	-	7,698,000	41%	42%
Robert Honeyman	2,008,250	13%	14%	-	2,008,250	11%	11%
Michael Beydler	940,000	6%	7%	-	940,000	5%	5%

Under Rule 13d-3 under the Exchange Act, a beneficial owner of a security includes any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: (i) voting power, which includes the power to vote, or to direct the voting of shares; and (ii) investment power, which includes the power to dispose or direct the disposition of shares. Certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights.

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of September 30, 2015, as adjusted to reflect the sale of common stock offered by us in this offering, for:

•	each person known by us at that date to be the beneficial owner of more than 5% of the outstanding shares of our based solely on Schedule 13D/13G filings with the SEC;
•	each of our officers and directors at such date; and
•	all of our executive officers and directors at such date, as a group.

Name and Address of Beneficial Owner[1]	Amount of Beneficial Ownership[2]	Percentage Ownership
George D. Pursglove Chairman/President/CEO	7,698,000	50.7%
Michael L. Beydler[3] Sr. VP Technology/CTO	340,000	6.2%
Robert E. Honeyman Sr. VP Finance/CFO	2,008,250	13.2%
Arthur B. Laffer, Ph.D4 Outside Director	-[5]
William Isaac[4] Outside Director	-[5]
All directors and officers as a group (five people)	10,046,250	70.1%

(1)	Unless otherwise indicated, all addresses are 3405 Colony Plaza, Newport Beach, California 92660

(2)	Except as otherwise indicated, we believe that the beneficial owners of common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.
(3)	Excludes 600,000 shares of Series Z Preferred stock convertible into common shares at $1.00 per share. The Series Z shares are restricted.
(4)	Currently, Dr. Laffer and Mr. Isaac are non- fiduciary advisors to the company. Upon completion of the current offering Mr. Laffer and Mr. Isaac will become directors of the Company.
(5)	Dr. Laffer and Mr. Isaac each owns fully vested warrants to purchase 200,000 shares of common stock at a price of $0.10 per share.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

As of September 30, 2015 and December 31, 2014, respectively the Company's executive officers and associates had unreimbursed expenses of approximately $101,000 and $98,000, respectively. These transactions arose during the startup of the Company and were related to travel expenses and various overhead purchases, including business insurance, telephones, and supplies.

Officers and associates of the Company advanced the Company approximately $3,000 in 2014. $1,500 was spent on travel and entertainment to attend meetings with potential investors; $1,500 was spent on back-office expenses and communications charges.

From inception through September 30, 2015, officers and associates of the Company advanced the Company $170,000. $115,000 was spent on travel and entertainment required to meet with potential investors, potential customers, potential board members, and officials from various government agencies that might benefit from the Company's technology. An additional $55,000 was spent on back offices items including insurance, taxes, supplies, and communications charges.

The Company paid $1,000 and $0 as reimbursements to related parties for the three-month period ending September 30, 2015 and 2013, respectively. From inception through September 30, 2015, related parties were issued $50,000 of Series F shares; were repaid $18,000 in cash reimbursements; were paid $7,000 in cash for services; and were issued 300,000 shares of common stock for services and interest on funds lent to the Company.

At September 30, 2015, two officers of the Company owned 7,698,000 and 2,008,250 shares representing 46% and 12% of the fully diluted shares outstanding.

SHARES ELIGIBLE FOR FUTURE SALE

Based on the number of shares of APAI common stock expected to be outstanding as of December 1, 2015, we expect that 14,606,720 shares of our common stock immediately following the distribution will be freely tradable without restriction in the public markets, except any shares of our common stock held by “affiliates,” as that term is defined in Rule 144 under the Securities Act, may only be sold in compliance with the limitations described below. “Restricted securities” may be sold in the public market only pursuant to an effective registration statement under the Securities Act or if the sale qualifies for an exemption from registration thereunder pursuant to, for example, the exemptions afforded by Section 4(a)(1) of the Securities Act or Rule 144 thereunder, which rule is summarized below.

Rule 144

In general, under Rule 144 of the Securities Act as currently in effect, once we have been subject to public company reporting requirements for at least 90 days, a person who is not deemed to have been one of our affiliates for purposes of the Securities Act at any time during 90 days preceding a sale and who has beneficially owned the shares proposed to be sold for at least six months, including the holding period of any prior owner other than our affiliates, is entitled to sell such shares without complying with the manner of sale, volume limitation or notice provisions of Rule 144, subject to compliance with the public information requirements of Rule 144. If such a person has beneficially owned the shares proposed to be sold for at least one year, including the holding period of any prior owner other than our affiliates, then such person is entitled to sell such shares without complying with any of the requirements of Rule 144. In general, under Rule 144, as currently in effect, our affiliates or persons selling shares on behalf of our affiliates are entitled to sell within any three-month period beginning 90 days after the date of this prospectus, a number of shares that does not exceed the greater of: 1% of the number of shares of our common stock then outstanding; or the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

Rule 144 also provides that a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has for at least six months beneficially owned shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock subject only to the availability of current public information regarding us. A person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale, and who has beneficially owned for at least one year shares of our common stock that are restricted securities, will be entitled to freely sell such shares of our common stock under Rule 144 without regard to the current public information requirements of Rule 144.

Stock Plans

We intend to file one or more registration statements on Form S-8 under the Securities Act covering certain shares of our common stock reserved for issuance under our equity incentive plans. Accordingly, shares of our common stock registered under the registration statements on Form S-8 will be available for sale in the open market following their respective effective dates, subject to the Rule 144 limitations applicable to affiliates.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

Financial Statements

The following financial statements are included as Exhibit [XX].1 and are hereby incorporated by reference:

Audited Financial Statements

54

Advanced Predictive Analytics, Inc.

FINANCIAL STATEMENTS

Years Ended December 31, 2014 and 2013

Advanced Predictive Analytics, Inc.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Shareholders of Advanced Predictive Analytics, Inc.

We have audited the accompanying balance sheets of Advanced Predictive Analytics, Inc. as of December 31, 2014 and 2013, and the related statements of operations, stockholders’ equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2014. Advanced Predictive Analytics, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Advanced Predictive Analytics, Inc. as of December 31, 2014 and 2013, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2014, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has incurred net losses from operations since inception and its current liabilities exceed its total current assets. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ L J Soldinger Associates, LLC

Deer Park, IL 60010

September 11, 2015

F-2

ADVANCED PREDICTIVE ANALYTICS, INC.

BALANCE SHEETS

	December 31,
	2014	2013

ASSETS

Current assets
Cash and cash equivalents	$1,062	$4,470
Other current assets	200	-
Total current assets	1,262	4,470

Computer software, net	319,500	519,500

Total assets	$320,762	$523,970

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and other accrued liabilities	$63,433	$64,951
Amounts due to related parties	90,770	98,367
Current portion of loans payable	19,680	19,714
Total current liabilities	173,883	183,032

Non-current liabilities
Loans payable, net of current portion	254,198	81,991
Total non-current liabilities	254,198	81,991

Total liabilities	428,081	265,023

Commitments and contingencies

Stockholders' equity (deficit)
Preferred stock; $0.001 par value; 15,000,000 shares authorized; 1,405,000 Series F shares issued and outstanding as of December 31, 2014 and 2013	1,405	1,405
600,000 Series Z shares issued and outstanding as of December 31, 2014 and 2013	600	600
Common stock; $0.001 par value; 50,000,000 authorized; 12,164,000 and 12,051,000 issued and outstanding as of December 31, 2014 and 2013, respectively	12,164	12,051
Additional paid-in capital	1,877,178	1,836,824
Accumulated deficit	(1,998,666)	(1,591,933)
Total stockholders' equity (deficit)	(107,319)	258,947

Total liabilities and stockholders' equity (deficit)	$320,762	$523,970

The accompanying notes are an integral part of these financial statements.

F-3

ADVANCED PREDICTIVE ANALYTICS, INC.

statementS of operations

	Year Ended December 31, 2014	Year Ended December 31, 2013

Net revenue	-	-
Cost of revenues	-	-
Gross margin	-	-

Operating expenses
Stock based compensation - employee	$-	$216,108
Stock based compensation - non-employee	6,417	48,217
General administrative expenses	180,677	97,277
Amortization of intangible assets	200,000	200,000
Total operating expenses	$387,094	$561,602

Loss from operations	(387,094)	(561,602)
Interest expense, net	(16,889)	(13,119)

Net loss	$(403,983)	$(574,721)

Series F dividends unpaid and undeclared	(16,860)	(16,860)

Loss attributable to common stockholders	$(420,843)	$(591,581)

Basic and diluted loss per common share	(0.03)	(0.06)

Basic and diluted weighted average common shares outstanding	12,137,214	10,559,767

The accompanying notes are an integral part of these financial statements.

F-4

ADVANCED PREDICTIVE ANALYTICS, INC.

statementS of changes in stockholders' equity (Deficit)

	Preferred Stock		Preferred Stock		Common Stock		Accumulated
	Series F		Series Z
	Shares	Amount	Shares	Amount	Shares	Amount	APIC	Deficit	Total

Balance as of December 31, 2012	1,405,000	1,405	600,000	600	9,815,000	9,815	1,561,595	(930,658)	642,757

Issuance of shares to consultants in August 2013 at $.05 per share		-			250,000	250	12,250		12,500
Sale of shares to investor in August 2013 at $.05 per share		-			6,000	6	294		300
Purchase shares from former co-founder in August 2013 at $.045 per share		-			(2,160,000)	(2,160)	-	(86,554)	(88,714)
Cancelation of forfeited founder shares in August 2013					(1,020,000)	(1,020)	1,020		0
Grant of shares to co-founder in August and September 2013 at $.045 per share		-			4,780,000	4,780	210,320		215,100
Grant of plan shares to employee in September 2013 at $.045 per share		-			50,000	50	2,200		2,250
Sale of shares to investor in September 2013 at $.50 per share					30,000	30	14,970		15,000
Issuance of shares to lender in September 2013 at $.045 per share		-			300,000	300	13,200		13,500
Fair value of warrants issued to non-employee for services		-				-	15,200		15,200
Amortization of fair value of warrants issued to non-employee for services		-				-	5,775		5,775
Net loss								(574,721)	(574,721)
Balance as of December 31, 2013	1,405,000	1,405	600,000	600	12,051,000	12,051	1,836,824	(1,591,933)	258,947

Sale of shares to investors in January 2014 at $.10 per share					60,000	60	5,940		6,000
Sale of shares to investors in February 2014 at $.50 per share					20,000	20	9,980		10,000
Sale of shares to investors in March 2014 at $.50 per share					30,000	30	14,970		15,000
Purchase of shares from former employee					(50,000)	(50)	(2,200)	(2,750)	(5,000)
Conversion of debt to equity					53,000	53	5,247		5,300
Fair value of warrants issued to non-employee for services							3,850		3,850
Amortization of fair value of warrants issued to non-employees for services							2,567		2,567
Net loss								(403,983)	(403,983)
Balance as of December 31, 2014	1,405,000	1,405	600,000	600	12,164,000	12,164	1,877,178	(1,998,666)	(107,319)

The accompanying notes are an integral part of these financial statements.

F-5

ADVANCED PREDICTIVE ANALYTICS, INC.

statementS of cash flows

	Year Ended December 31, 2014	Year Ended December 31, 2013

Operating activities
Net loss	$(403,983)	$(574,721)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of software	200,000	200,000
Accretion of loans payable	12,173	-
Registration penalty	15,000	-
Stock based compensation to employees	-	216,108
Stock based compensation to non-employees for services	6,416	48,217
Changes in operating assets and liabilities
Other assets	(200)	-
Accounts payable and other accrued liabilities	(6,218)	36,599
Amounts due to related parties	(7,596)	57,967
Net cash used in operating activities	$(184,408)	$(15,830)

Cash flows from financing activities
Net proceeds from the issuance of common stock	31,000	15,300
Proceeds from the issuance of debt	150,000	5,000
Net cash provided by financing activities	181,000	20,300

(Increase) in cash and cash equivalents	$(3,408)	$4,470
Cash and cash equivalents at beginning of year	4,470	0
Cash and cash equivalents at end of year	$1,062	$4,470

Cash paid for interest	$274	$-

The accompanying notes are an integral part of these financial statements.

F-6

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 1 – nature of operations and Basis of Presentation

Nature of Operations

Advanced Predictive Analytics, Inc. (“APAI” or the “Company”) is a California corporation organized August 3, 2009. Its offices are in Newport Beach, California. APAI is a development stage company.

APAI is a software analytics company whose focus is to develop and deploy proprietary technology and innovative tools that transform the risk analysis and risk management in the financial and governmental sectors. The existing tools and those being developed will enable the transformation of fraud deterrence and loss recovery in areas such as banking, government procurement, welfare benefits compliance, and healthcare reimbursement. The Company’s products will be sold initially using a direct sales model.

NOTE 2 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has no sales, a working capital deficit of approximately $173,000, and an accumulated deficit of approximately $1,999,000. These circumstances raise substantial doubt about the Company's ability to continue as a going concern.

Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

Management is responsible for the fair presentation of the Company’s financial statements, prepared in accordance with U.S. generally accepted accounting principles (GAAP).

Use of Estimates

The preparation of the Company's financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management believes that the following material estimates affecting the financial statements could significantly change in the coming year. The most significant estimates pertain to the Company's proprietary technology, related cash flow estimates used in the impairment test, and life of this long-lived asset. The estimates required assumptions regarding future revenue streams and related costs.

Reclassifications

Certain reclassifications have been made in the 2013 financial statements to conform to 2014 presentation.

F-7

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Cash and Cash Equivalents

The Company classifies as cash and cash equivalents amounts on deposit in banks and held temporarily in various instruments with original maturities of three months or less at the time of purchase.

Fair Value of Financial Instruments

The carrying amounts reported in the balance sheets for the accounts payable, accrued expenses payable and notes are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their maturities and, if applicable, the stated rate of interest is equivalent to rates currently available.

Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. To increase the comparability of fair value measures, Financial Accounting Standards Board (“FASB”) ASC Topic 820-10-35 establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement).

Level 1 – Observable inputs such as quoted prices constitute the highest of the three levels of the hierarchy in active markets at the measurement date for identical assets and liabilities.

Level 2 – Valuations based on observable inputs other than quoted prices included in Level 1, quoted prices for identical or similar assets and liabilities in markets that are not active, or other inputs that are observable or can be corroborated by observable market data, either directly or indirectly, for substantially the full term of the asset liability.

Level 3 – Valuations based on unobservable inputs reflecting our own assumptions, consistent with reasonably available assumptions made by other market participants. These valuations require significant judgment.

Development Stage Enterprise – Early Adoption of New Accounting Standard

In June 2014, the FASB issued ASU No. 2014-10, Development Stage Entities (Topic 915): Elimination of Certain Financial Reporting Requirements, Including an Amendment to Variable Interest Entities Guidance in Topic 810, Consolidation.  The amendments in this Update remove the definition of a development stage entity from the Master Glossary of the Accounting Standards Codification, thereby removing the financial reporting distinction between development stage entities and other reporting entities from GAAP.  In addition, the amendments eliminate the requirements for development stage entities to (1) present inception-to-date information in the statements of income, cash flows, and shareholder equity; (2) label the financial statements as those of a development stage entity; (3) disclose a description of the development stage activities in which the entity is engaged; and (4) disclose in the first year in which the entity is no longer in a development stage that in prior years it had been in the development stage.

F-8

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

The amendments also clarify that the guidance in Topic 275, Risks and Uncertainties, is applicable to entities that have not commenced planned principal operations.  Finally, the amendments remove Paragraph 810-10-15-16. Paragraph 810-10-15-16 states that a development stage entity does not meet the condition in Paragraph 810-10-15-14(a) to be a variable interest entity if (1) the entity can demonstrate that the equity invested in the legal entity is sufficient to permit it to finance the activities that it is currently engaged in and (2) the entity’s governing documents and contractual arrangements allow additional equity investments.  The amendments in this Update also eliminate an exception provided to development stage entities in Topic 810, Consolidation, for determining whether an entity is a variable interest entity on the basis of the amount of investment equity that is at risk. The amendments to eliminate that exception simplify GAAP by reducing avoidable complexity in existing accounting literature and improve the relevance of information provided to financial statement users by requiring the application of the same consolidation guidance by all reporting entities. The elimination of the exception may change the consolidation analysis, consolidation decision, and disclosure requirements for a reporting entity that has an interest in an entity in the development stage.  The amendments related to the elimination of inception-to-date information and the other remaining disclosure requirements of Topic 915 should be applied retrospectively except for the clarification to Topic 275, which shall be applied prospectively.  For public business entities, those amendments are effective for annual reporting periods beginning after December 15, 2014, and interim periods therein.  Early application of each of the amendments is permitted for any annual reporting period or interim period for which the entity’s financial statements have not yet been issued (public business entities) or made available for issuance (other entities). Upon adoption, entities will no longer present or disclose any information required by Topic 915.  The Company adopted ASU No. 2014-10 effective July 31, 2014.

Impairment of Long-lived Assets

The Company accounts for long-lived assets in accordance with the provisions of FASB Topic 360, Accounting for the Impairment of Long-Lived Assets. This requires that long-lived assets and certain identifiable intangibles be reviewed for impairment at least whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized if the amount of undiscounted cash flows is less than the carrying amount of an asset in which case the asset is written down to fair value. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Fair values are determined based on quoted market value, discounted cash flows or internal and external appraisals, as applicable. During 2014 and 2013 the Company determined that no impairment charge was required.

Software Development Costs

Internal use software development costs are accounted for in accordance with ASC Topic No. 350 which requires the capitalization of certain external and internal computer software costs incurred during the application development stage. The application development stage is characterized by software design and configuration activities, coding, testing and installation. Training costs and maintenance are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Such costs are amortized on a straight-line basis over the estimated useful life of the related asset of three years and seven years for “enterprise” software.

F-9

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Net Loss per Common Share

Basic net loss per share of common stock is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period. Diluted net loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue shares of common stock were exercised or converted into shares of common stock. The Company's calculation of diluted net loss per share excludes potential common shares as of December 31, 2014 and 2013 as the effect would be anti-dilutive (i.e., would reduce the loss per share).

In accordance with SEC Accounting Series Release 280, the Company computes its loss applicable to common shareholders by subtracting dividends on preferred stock, including undeclared or unpaid dividends, if cumulative, from reported net loss and reports the same on the face of its statement of operations.

Accounting for Stock-Based Compensation

The Company is required to measure the cost of employee services received in exchange for an award of equity instruments based on the grant date fair value of the award. That cost is recognized over the vesting periods of the award.

The grant date fair value of employee share options and similar instruments is estimated using option pricing models adjusted for the unique characteristics of those instruments (see Note 9).

Income Taxes

The Company accounts for income taxes under the provisions issued by the FASB which requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The Company computes tax asset benefits for net operating losses carried-forward. The potential benefit of deferred assets have not been recognized in these financial statements because the Company cannot be assured it is more likely than not the deferred asset will be realized.

The Company follows the guidance of FASB ASC 740-10 which relates to the Accounting for Uncertainty in Income Taxes, which seeks to reduce the diversity in practice associated with the accounting and reporting for uncertainty in income tax positions. This interpretation prescribes a comprehensive model for financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns.

Recent Accounting Pronouncements

The Company reviews all of the Financial Accounting Standard Board’s updates periodically to ensure the Company’s compliance of its accounting policies and disclosure requirements to the Codification Topics.

In May 2014 and again in August 2015, the Financial Accounting Standards Board issued amended accounting guidance on revenue recognition that will be applied to all contracts with customers. The objective of the new guidance is to improve comparability of revenue recognition practices across entities and to provide more useful information to users of financial statements through improved disclosure requirements. This guidance is effective for annual and interim periods beginning in 2018. Early adoption is permitted, but only beginning in 2017. The Company is currently assessing the impact of adoption of its financial statements.

F-10

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 4 – PROPERTY, software AND EQUIPMENT, NET

Property and equipment, net consist of the following at December 31:

	2014	2013

Computer software	$1,400,000	$1,400,000
Less accumulated amortization	(1,080,500)	(880,500)

Computer software, net	$319,500	$519,500

Computer Software

In August 2009, the Company issued 600,000 shares of restricted Series Z 6% Cumulative Convertible Preferred Stock (See Note 7) in exchange for exclusive perpetual rights to software code developed by a co-founder of the Company. The Company established a value for the software of $1,400,000. The Company amortizes this value over the seven year life. The Company has thus far filed two patent applications on the software.

Amortization expense on computer software was $200,000 annually for the years ended December 31, 2014 and 2013. All amortization expense has been excluded from cost of revenues since inception as we have not yet generated revenue from our business operations.

The pending patent was assigned by the cofounder to the Company. A law firm which performed services for the company filed a lien against the patent for approximately $8,000 of unpaid fees. Management intends on arriving at a settlement to have the lien released.

NOTE 5 – RELATED PARTY TRANSACTIONS

As of December 31, 2014 and 2013, the Company's executive officers and associates had unreimbursed expenses of approximately $91,000 and $98,000, respectively. These expenses are as a result of the startup of the Company and are related to travel expenses and various overhead purchases, including business insurance, telephones, and supplies.

Officers and associates submitted approximately $68,000 of reimbursements for consulting services of $27,500, software development of $22,500, and back office and travel expenses of approximately $18,000. During 2014 the Company made payments of approximately $75,300 against these advances and submitted reimbursements. In 2013, officers and associates of the Company advanced the Company approximately $59,000. Approximately $47,000 was as a result of travel and entertainment expenses resulting from setting up and attending meetings with potential investors, potential customers, board of advisors candidates, and officials from various government agencies involved with legislation that would benefit from the Company's core technology. An additional $12,000 was used to pay professional fees, back office expenses and communications charges.

F-11

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 5 – RELATED PARTY TRANSACTIONS (Continued)

The Company paid $75,300 and $1,000 as reimbursements to related parties in 2014 and 2013, respectively.

At December 31, 2014, two officers of the Company owned 7,698,000 and 2,002,000 of common shares respectively, representing approximately 47% and 12% of the fully diluted common shares outstanding.

NOTE 6 – BORROWING ARRANGEMENTS

Debt obligations consist of the following at December 31:

	2014	2013

Note payable to shareholder dated August 2013, unsecured, payable over 24 months following a third party investment sufficient to commence operations	$108,878	$96,705

Note payable dated December 2013, 12% simple interest, matures June 2014, at Holder’s option entire principal and accrued interest can be converted to common stock at $.10 per share	-	5,000

Demand loan, dated January 9, 2014, non-interest bearing, is due as a result of the Company’s failure to register its stock by January 9, 2014 (see Note 9)	15,000	-

Note payable dated May 2, 2014, unsecured, 8% simple interest, matures May 2016, at Holder’s option entire principal and accrued interest can be converted to common stock at $1.00 per share	100,000	-

Note payable dated June 2014, unsecured, 8% simple interest, matures June 2016, at Holder’s option entire principal and accrued interest can be converted to common stock at $1.00 per share	50,000	-
	273,878	101,705
Less: current portion	(19,680)	(19,714)

Total long-term debt	$254,198	$81,991

The following table presents the maturities of our outstanding indebtedness over the following five years:

2015	$19,680
2016	$205,487
2017	$48,711
2018	$-
2019	$-
$273,878

F-12

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 6 – BORROWING ARRANGEMENTS (Continued)

Notes Payable

In August 2013, the Company agreed to buy back 2,160,000 shares of fully vested common stock and issued a note for $120,000. The agreement provides that the seller gives up all other claims against the Company. At the time of the agreement, the Company owed the seller $7,661 for unreimbursed expenses. The provisions of the agreement include a 24 monthly payment of $5,000, with the start date being based on the close of an investment by a third party to begin operations. In the event the Company fails to repay in a timely manner, a pro rata portion of the shares, based on the amount paid versus the amount owed, will be returned to the seller. The Company now assumes repayment will begin November 2014 and imputed interest at 5.73% per annum to derive at the amount of long term debt. The discounted amount as of December 31, 2014 and December 2013 is $108,878 and $96,705, respectively.

NOTE 7 – Series Z 6% convertible preferred stock

In August 2009, the Company authorized and issued 600,000 shares of restricted Series Z 6% Cumulative Convertible Preferred Stock (“Series Z Preferred Stock”) in exchange for exclusive perpetual rights to software code developed by a co-founder of the Company. The Company determined the value of the acquired software was equal to $1,400,000 (see Note 4) and recorded it with an offset to Series Z Preferred Stock of $600 and additional paid-in capital of $1,399,400. The Series Z Preferred Stock includes the right of conversion into common stock at a 1:1 conversion ratio.

The preferred shares are restricted until the Company generates at least $5 million in revenue, followed by an additional six month period ("restricted period"). The shareholder shall not transfer, assign, encumber or otherwise dispose of any shares of the stock during the restricted period.

Dividends begin to accrue and become cumulative at an annual rate of 6%, whether or not declared, once the Company records $5 million in cumulative revenues. The dividends are cumulative. For the years ended December 31, 2014 and 2013, the Company declared no dividend and recorded no dividend accruals related to the dividend provision. The holder of Series Z Preferred Stock is not entitled to a liquidation preference. The holder of the Series Z Preferred Stock is entitled to one vote for each share of common stock that the Series Z Preferred Stock is convertible into.

NOTE 8 – SERIES F 12% CONVERTIBLE PREFERRED STOCK

Between January 2010 and May 2011, the Company issued 1,405,000 shares of Series F 12% Cumulative Convertible Preferred Stock (“Series F Preferred Stock”) par value of $0.001 at $0.10 per share. The Series F Preferred Stock includes the right of conversion into common stock at a 1:1 conversion ratio.

The Company issued a total of 1,405,000 shares of Series F 12% convertible Preferred Stock at $0.10 per share, of which 905,000 shares were sold to unrelated third party investors and 500,000 shares were sold to a related party. 75,000 shares were sold in January 2010; 780,000 shares were sold in May 2010; 120,000 shares were sold between September 2010 and the end of the year; 430,000 shares were sold in the first half of 2011. Dividends accrue at an annual rate of 12% from the date of issuance but are not recorded until declared. The dividends are cumulative. For the years ended December 31, 2014 and 2013, the amount of cumulative dividends were $72,717 and $55,857, respectively, related to the dividend provision. The holders of Series F Preferred Stock have liquidation preference in the amount of its issue price. The holders of Series F Preferred Stock have voting rights equal to the number of shares of common stock that the Series F Preferred Stock preferred can be converted into.

F-13

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 9 – COMMON Stock and stock rights

In August 2013, 250,000 shares were issued to a consultant for services performed on behalf of the Company. The fair value of these shares at grant was estimated at $0.05 per share. In the same month, 6,000 shares were sold for cash to a third party investor at a price of $0.05 per share. This price was established in an arm’s length negotiation. Later in August 2013, one of the co-founders entered into an agreement to sell 2,160,000 founders shares back to the Company. The agreement provides that the seller gives up all other claims on the Company. At the time of the agreement, the Company owed the seller $7,661 for unreimbursed expenses. The provisions of the agreement includes a 24 month term of payment, with the start date being based on raising sufficient money to begin full-fledged operations. In the event the Company fails to repay in a timely manner, a pro rata portion of the shares, based on the amount paid versus the amount owed, will be returned to the seller. The Company assumed repayment would begin July 1, 2014 and imputed interest at 12% per annum to derive the discounted amount of long term debt in the amount of $96,705. The effective price of the shares acquired by the Company in this transaction was $0.045 per share. The Company recorded the discounted note with an offset of $7,991 to accounts payable related party, $86,554 charged to retained earnings and $2,160 to the par value of the stock. In August and September of 2013, 4,780,000 shares were issued to two co-founders for services rendered to the Company. The value of these shares was established at $0.045, the price paid to repurchase the above mentioned founders shares.

A founder of the Company resigned from the Company in August 2013, thus forfeiting his 1,020,000 common shares.

In September 2013, 30,000 shares were sold for cash to an unrelated third party at a price of $0.50 per share. The underlying agreement required the Company to file a registration statement with the SEC within 120 days of the stock sale. In the event the Company failed to make such a filing, the money paid for the stock would be owed back to the investor without any impact on share ownership. This feature drove the higher share price. Due to the Company’s failure to register its stock by January 9, 2014, the Company has recorded a $15,000 liability that is reflected in notes payable (see Note 6) in accordance with provisions in the Stock Purchase Agreement.

In September 2013, 50,000 shares of stock were issued to an employee at a price of $0.045 per share, the prevailing price based on the value of the stock repurchased by the Company in August 2013. 300,000 shares with a value of $0.045 were issued to another related party in August 2013. Approximately half of these shares compensated the party for forgoing interest on funds lent to the Company over the preceding three years. The balance of the shares compensated individuals for services performed on behalf of the Company.

In January 2014, 60,000 shares were sold to an unrelated third party at a price of $0.10 per share. In February 2014, 20,000 shares were sold to an unrelated third party at a price of $0.50 per share.

In March 2014, 30,000 shares were sold to an unrelated third parties at a price of $0.50 per share.

In March 2014, 50,000 shares were purchased from a terminated employee at a price of $0.10 per share under the provisions of the stock grant agreement governing the original issuance.

In June 2014, 53,000 shares were issued to the holder of a 12% convertible note at maturity upon the investor’s decision to convert the entire note plus unpaid interest at a price of $0.10 per share.

F-14

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 9 – COMMON Stock and stock rights (Continued)

Common Stock Purchase Warrants

At December 31, 2014 and 2013, there were a total of 650,000 and 600,000, respectively, of common stock purchase warrants outstanding and exercisable.

In August and December 2013, The Company issued fully vested warrants to purchase 400,000 shares of the Company’s common stock at an exercise price of $0.10 per share for 2013 services rendered. The warrants expire in five years. The warrants were valued based on Black Scholes calculation, which resulted in a value of $15,200. The assumptions used included estimated fair value of the common stock of $0.10 per share, 100% volatility, risk free rate of 4.5%, and $0.0 dividends.

In February 2014, the Company issued a fully vested warrant to purchase 50,000 shares of the Company’s common stock at an exercise price of $0.10 per share for 2013 and 2014 services rendered. The warrants expire in five years. The warrants were valued based on Black Scholes calculation, which resulted in a value of $3,850. The assumptions used included estimated fair value of the common stock of $0.10 per share, 100% volatility, risk free rate of 1.5%, and $0.0 dividends.

Employee Stock Incentive Plan

During 2010, the Company’s Board of Directors approved the 2010 Stock Incentive Plan (the “2010 Plan”), which provides for the granting of incentive and nonqualified stock options and common stock to employees, officers, directors, consultants, and independent contractors. The Company’s policy for issuing shares upon an exercise of options is to issue new shares. As of December 31, 2014, the Company had authorized 1,500,000 shares of common stock for grant under the 2010 Plan. Options under the 2010 Plan are generally granted with exercise prices equal to the fair market value of the underlying common stock at the date of grant, as determined by the Company’s Board of Directors. Options generally vest over three years at the rate of 33-1/3% cliff vesting one year after issuance and then ratably over the subsequent 24 months of service. The options have a term of 10 years. As of December 31, 2014, there were 1,500,000 shares reserved for future issuance under the 2010 Plan.

The Company estimates the fair value of each stock option on the date of grant using a Black-Scholes-Merton option pricing formula, and amortizes that value to expense over the option’s vesting period using the straight-line attribution method. No options were issued in 2014, and for the issuances in the year ended December 31, 2013 the Company applied the following assumptions:

2013
Dividend yield	None
Approximate risk-free interest rate	4.5%
Volatility	100%
Expected term	5 Years

The following table summarizes the stock option activity for the years ended December 31, 2014 and 2013.

F-15

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 9 – COMMON Stock and stock rights (Continued)

Employee Stock Incentive Plan (Continued)

	Shares	Weighted Average Exercise Price

Outstanding at December 31, 2013	200,000	$0.10
Granted	-	-
Exercised	-	-
Forfeited	200,000	-
Outstanding at December 31, 2014	-	$0.10

Exercisable at December 31, 2014	-	-

Average remaining term (in years)	-	-

As of December 31, 2014, there were no unrecognized compensation costs related to share based compensation awards related to stock options.

The weighted average remaining contractual life, the weighted average exercised price of the options, and exercisable price as of:

		Options Outstanding			Options Exercised
	Range of Exercise Prices	Options Outstanding at December 31, 2013	Weighted Average Remaining Contractual Term	Weighted Average Exercise Price	Options Exercised	Weighted Average Exercise Price

2014	$0.00	0	0	$0.00	0	0

2013	$0.10	200,000	9.7	$0.10	0	0

NOTE 10 – income taxes

The items accounting for the difference between income taxes computed at the federal statutory rate and the provision for income taxes were as follows:

	2014	2013

Statutory federal income tax (benefit)	$(138,000)	$(195,000)
State income tax (benefit), net of federal taxes	(20,000)	(35,000)
Decrease in tax benefit due to non-deductible items	119,000	182,000
Net operating loss (benefit) carry forward	(39,000)	(48,000)
Valuation allowance	39,000	48,000

Income tax	$0	$0

F-16

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 10 – income taxes (Continued)

The tax effects of the temporary differences and carry forwards that give rise to deferred tax assets consist of the following:

	2014	2013

Deferred tax asset	$142,000	$103,000
Valuation allowance	(142,000)	(103,000)
Net deferred taxes	-	-

At December 31, 2014, the Company had net deferred tax assets of approximately $142,000, primarily arising from net operating loss carry-forwards ($366,000), which begin expiring in 2029. These deferred tax assets were fully offset by a valuation allowance. During the year ended December 31, 2014, the valuation allowance increased by approximately $39,000.

The nature of the components of the deferred tax asset is entirely attributable to the net operating loss carry-forwards incurred by the Company that may be used in future years to offset future tax liabilities. We believe that it is more likely than not that the benefit from certain NOL carry-forwards will not be realized. In recognition of this risk, we have provided a valuation allowance of approximately $142,000 on the deferred tax assets relating to these NOL carry-forwards.

Utilization of the net operating loss carry-forwards may be subject to a substantial annual limitation due to the ownership change limitations provided by the Internal Revenue Code of 1986, as amended, and similar state provisions. The Company has not performed a change in ownership analysis since its inception in 2009 and, accordingly, some or all of its net operating loss carry-forwards may not be available to offset future taxable income. Even if the loss carry-forwards are available, they may be subject to substantial annual limitations resulting from past ownership changes, and ownership changes occurring after December 31, 2014, that could result in the expiration of the loss carry-forwards before they are utilized.

The Company periodically evaluates the likelihood of the realization of deferred tax assets, and adjusts the carrying amount of the deferred tax assets by the valuation allowance to the extent the future realization of the deferred tax assets is not judged to be more likely than not. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience by taxing jurisdiction, expectations of future taxable income or loss, the carry-forward periods available to the Company for tax reporting purposes, and other relevant factors.

The Company does not have any uncertain tax positions or unrecognized tax benefits at December 31, 2014 or 2013. The Company’s policy is to recognize interest and penalties related to income taxes as components of interest expense and other expense, respectively.

The Company’s tax returns for 2011 through 2014 are open to examination by taxing jurisdictions to which the Company is subject.

F-17

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Financial Statements

NOTE 11 - BASIC LOSS PER SHARE

The computation of basic and diluted loss per common share is based on the weighted average number of shares outstanding during each period.

	2014	2013
Net loss	$(403,983)	$(574,721)
Basic and diluted loss per common share	$(.03)	$(0.05)
Basic and diluted weighted average number of shares outstanding	12,137,214	10,559,767

The computation of basic loss per common share is based on the weighted average number of shares outstanding during the year. Common stock equivalents were not included in the diluted loss computation as the effect would be anti-dilutive. The Company had the following common stock equivalents outstanding as of December 31, 2014 and 2013, respectively:

	2014	2013
Convertible preferred stock	2,005,000	2,005,000
Options	-	200,000
Warrants	650,000	600,000
Convertible notes	150,000	50,000
Total	2,805,000	2,855,000

NOTE 12 – COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not currently defending any lawsuits or claims. However, the Company may be, from time to time, subject to claims and lawsuits arising in the ordinary course of business. In management’s opinion, the ultimate resolution of such potential matters is not expected to have a materially adverse effect on the Company’s financial position, results of operations, or liquidity.

NOTE 13 – SUPPLEMENTAL disclosures of non-cash financing and investing activities

The Company recorded in 2014 a $5,000 liability for the repurchase of 50,000 shares of common stock from a former employee. Also in 2014 a note holder converted a $5,000 note plus interest into 3,000 shares of common stock.

In 2013 the Company issued a discounted note in the amount of $96,705 to a former employee to purchase the individual common stock.

NOTE 14 – subsequent events

Issuance of Equity

In May 2015, the Company sold 200,000 shares of common stock for cash to an unrelated third party investor at a price of $0.50 per share.

In July 2015, the Company executed a non-binding Term Sheet outlining a potential acquisition and funding.

F-18

ADVANCED PREDICTIVE ANALYTICS, INC.

CONDENSED BALANCE SHEETS

	September 30, 2015 (Unaudited)	December 31, 2014 *
ASSETS
Current assets
Cash and cash equivalents	$36,397	$1,062
Oher current assets	200	200
Total current assets	36,597	1,262

Computer software, net	169,500	319,500

Total assets	$206,097	$320,762

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities
Accounts payable and other accrued liabilities	$107,846	$63,433
Amounts due to related parties	92,094	90,770
Current portion of loans payable	19,680	19,680
Total current liabilities	219,620	173,883

Non-current liabilities
Loans payable, net of current portion	254,198	254,198
Total liabilities	473,818	428,081

Commitments and contingencies

Stockholders' equity (deficit)
Preferred stock; $0.001 par value; 15,000,000 shares authorized; 1,405,000 Series F shares issued and outstanding as of September 30, 2015 and December 31, 2014	1,405	1,405
600,000 Series Z shares issued and outstanding as of September 30, 2015 and December 31, 2014	600	600
Common stock; $0.001 par value; 50,000,000 authorized; 12,364,000 and 12,164,000 issued and outstanding as of September 30, 2015 and December 31, 2014, respectively	12,364	12,164
Additional paid-in capital	1,978,262	1,877,178
Accumulated deficit	(2,260,352)	(1,998,666)
Total stockholders' equity (deficit)	(267,721)	(107,319)

Total liabilities and stockholders' equity (deficit)	$206,097	$320,762

* Derived from audited financial statements dated December 31, 2014

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-19

ADVANCED PREDICTIVE ANALYTICS, INC.

CONDENSED statementS of operations

(Unaudited)

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014

Net revenue	-	-
Cost of revenues	-	-
Gross margin	-	-

Operating expenses
Stock based compensation – employee	$-	$-
Stock based compensation - non-employee	1,283	5,775
General administrative expenses	101,381	155,382
Amortization of intangible assets	150,000	150,000
Total operating expenses	$252,664	$311,157

Loss from operations	(252,664)	(311,157)
Interest expense, net	(9,022)	(14,104)

Net loss	$(261,686)	$(325,261)

Series F dividends unpaid and undeclared	(12,645)	(12,645)

Loss attributable to common stockholders	$(274,331)	$(337,906)

Basic and diluted loss per common share	(0.02)	(0.03)

Basic and diluted weighted average common shares outstanding	12,235,111	12,137,214

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-20

ADVANCED PREDICTIVE ANALYTICS, INC.

CONDENSED statementS of changes in stockholders' equity (Deficit)

(Unaudited)

	Preferred Stock		Preferred Stock		Common Stock		Accumulated
	Series F		Series Z
	Shares	Amount	Shares	Amount	Shares	Amount	APIC	Deficit	Total

Balance as of December 31, 2013	1,405,000	1,405	600,000	600	12,051,000	12,051	1,836,824	(1,591,933)	258,947

Sale of shares to investors in January 2014 at $.10 per share					60,000	60	5,940		6,000
Sale of shares to investors in February 2014 at $.50 per share					20,000	20	9,980		10,000
Sale of shares to investors in March 2014 at $.50 per share					30,000	30	14,970		15,000
Purchase of shares from former employee					(50,000)	(50)	(2,200)	(2,750)	(5,000)
Conversion of debt to equity					53,000	53	5,247		5,300
Fair value of warrants issued to non-employee for services							3,850		3,850
Amortization of fair value of warrants issued to non-employees for services							2,567		2,567
Net loss								(403,983)	(403,983)
Balance as of December 31, 2014	1,405,000	1,405	600,000	600	12,164,000	12,164	1,877,178	(1,998,666)	(107,319)

Sale of shares to investor in May 2015 at $0.50 per share					200,000	200	99,800		100,000
Amortization of fair value of warrants issued to non-employees for services							1,283		1,283
Net loss								(261,686)	(261,686)
Balance as of September 30, 2015	1,405,000	1,405	600,000	600	12,364,000	12,364	1,978,262	(2,260,352)	(267,721)

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-21

ADVANCED PREDICTIVE ANALYTICS, INC.

CONDENSED statementS of cash flows

(Unaudited)

	Nine Months Ended September 30, 2015	Nine Months Ended September 30, 2014

Operating activities
Net loss	$(261,686)	$(325,261)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization of software	150,000	150,000
Accretion of loans payable	-	13,523
Registration penalty	-	15,000
Stock based compensation to non-employees for services	1,283	5,775
Changes in operating assets and liabilities
Accounts payable and other accrued liabilities	44,413	(16,289)
Amounts due to related parties	1,325	(7,937)
Net cash used in operating activities	$(64,665)	$(165,189)

Cash flows from investing activities	-	-

Cash flows from financing activities
Net proceeds from the issuance of common stock	100,000	31,000
Proceeds from the issuance of debt	-	150,000
Net cash provided by financing activities	100,000	181,000

Increase in cash and cash equivalents	$35,335	$15,811
Cash and cash equivalents at beginning of year	1,062	4,470
Cash and cash equivalents at end of year	$36,397	$20,281

Cash paid for interest	$-	$274
Cash paid for taxes	$800	$-

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-22

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Unaudited Condensed Financial Statements

NOTE 1 – nature of operations and Basis of Presentation

Nature of Operations

Advanced Predictive Analytics, Inc. (“APAI” or the “Company”) is a California corporation organized August 3, 2009. Its offices are in Newport Beach, California. APAI is a development stage company.

APAI is a software analytics company whose focus is to develop and deploy proprietary technology and innovative tools that transform the risk analysis and risk management in the financial and governmental sectors. The existing tools and those being developed will enable the transformation of fraud deterrence and loss recovery in areas such as banking, government procurement, welfare benefits compliance, and healthcare reimbursement. The Company’s products will be sold initially using a direct sales model.

NOTE 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation Unaudited Interim Financial Statements

The accompanying interim condensed financial statements of Advanced Predictive Analytics, Inc. (the “Company,” “we” or “our”) are unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and the results of operations for the interim periods presented have been reflected herein. The results of operations for the interim periods are not necessarily indicative of the results to be expected for the full year.

Certain information and footnote disclosures normally included in the financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The Company believes that the disclosures are adequate to make the interim information presented not misleading. These condensed financial statements should be read in conjunction with the Company’s audited financial statements and the notes thereto included elsewhere in this Reg A + Level 2 filing.

Use of Estimates

The preparation of the Company's financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Management believes that the following material estimates affecting the financial statements could significantly change in the coming year. The most significant estimates pertain to the Company's proprietary technology, related cash flow estimates used in the impairment test, and life of this long-lived asset. The estimates required assumptions regarding future revenue streams and related costs.

NOTE 3 - GOING CONCERN

The Company's financial statements are prepared using generally accepted accounting principles, which contemplate the realization of assets and liquidation of liabilities in the normal course of business. The Company has no sales, a working capital deficit of approximately $183,000, and an accumulated deficit of approximately $2,260,000. These circumstances raise substantial doubt about the Company's ability to continue as a going concern.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-23

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Unaudited Condensed Financial Statements

Management is taking steps to raise additional funds to address its operating and financial cash requirements to continue operations in the next twelve months. Management has devoted a significant amount of time in the raising of capital from additional debt and equity financing. However, the Company’s ability to continue as a going concern is dependent upon raising additional funds through debt and equity financing and generating revenue. There are no assurances the Company will receive the necessary funding or generate revenue necessary to fund operations.

NOTE 4 – PROPERTY, software AND EQUIPMENT, NET

Property and equipment, net consist of the following at September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014

Computer software	$1,400,000	$1,400,000
Less accumulated amortization	(1,230,500)	(1,080,500)

Computer software, net	$169,500	$319,500

Amortization expense for the nine-month period ended September 30, 2015 was $150,000, compared to $150,000 for the nine-month period ended September 30, 2014.

NOTE 5 – RELATED PARTY TRANSACTIONS

As of September 30, 2015 and December 31, 2014, respectively the Company's executive officers and associates had unreimbursed expenses of approximately $90,000 and $91,000, respectively. These transactions arose during the startup of the Company and were related to travel expenses and various overhead purchases, including business insurance, telephones, and supplies.

Officers and associates of the Company advanced the Company $16,000 for the nine months ending September 30, 2015, of which half was spent on travel and entertainment to attend meetings with potential investors, and half was spent on back-office expenses, development tools, and communications charges. For the nine months ending September 30, 2014, officers and associates advanced the Company $43,000 of which half was spent on software development, a quarter on travel and entertainment associated with meetings with potential investors, and the balance on back office expense and taxes.

The Company repaid $17,000 of advances from related parties for the nine-month period ending September 30, 2015.

As of September 30, 2015, two officers of the Company owned 7,698,000 and 2,008,250 shares representing 51% and 13% of the fully diluted shares outstanding.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-24

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Unaudited Condensed Financial Statements

NOTE 6 – BORROWING ARRANGEMENTS

Debt obligations consist of the following at September 30, 2015 and December 31, 2014:

	September 30, 2015	December 31, 2014

Note payable to shareholder, unsecured, payable over 24 months following sufficient funding to begin operations.	$108,878	$108,878

Note payable due to registration penalty for the Company’s failure to file registration statement with SEC by January 2014	15,000	15,000

Convertible notes payable, unsecured, with a simple interest rate of interest of 8% per annum	150,000	150,000

	273,878	273,878
Less: current portion	(19,680)	(19,680)

Total long-term debt	$254,198	$254,198

NOTE 7 – COMMON Stock and stock rights

Common Stock Issuances

In May 2015, 200,000 shares of common stock were sold to an unrelated, qualified third party investor at a price of $0.50 per share.

Common Stock Purchase Warrants

At September 30, 2015 and at December 31, 2014, there were a total of 650,000 of common stock purchase warrants outstanding and exercisable.

Employee Stock Incentive Plan

During 2010, the Company’s Board of Directors approved the 2010 Employee Stock Ownership Incentive Plan (the “2010 Plan”), which provides for the granting of incentive and nonqualified stock options and common stock to employees, officers, directors, consultants, and independent contractors. The Company’s policy for issuing shares upon an exercise of options is to issue new shares. As of September 30, 2015, the Company had authorized 1,500,000 shares of common stock for grant under the 2010 Plan. Options under the 2010 Plan are generally granted with exercise prices equal to the fair market value of the underlying common stock at the date of grant, as determined by the Company’s Board of Directors. Options generally vest over three years at the rate of 33 1/3% cliff vesting one year after issuance and then ratably over the subsequent 24 months of service. The options have a term of 10 years. As of September 30, 2015 the Company had no outstanding grants outstanding.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-25

ADVANCED PREDICTIVE ANALYTICS, INC.

Notes to Unaudited Condensed Financial Statements

NOTE 8 – BASIC LOSS PER SHARE

The computation of basic and diluted loss per common share is based on the weighted average number of shares outstanding during each period.

	Nine months Ending September 30,
	2015	2014
Net loss	$(261,687)	$(325,261)
Basic and diluted loss per common share	$(0.02)	$(0.02)
Basic and diluted weighted average number of shares outstanding	12,235,111	12,137,214

The computation of basic loss per common share is based on the weighted average number of shares outstanding during the year. Common stock equivalents were not included in the diluted loss computation as the effect would be anti-dilutive. The Company had the following common stock equivalents outstanding as of September 30, 2015 and December 31, 2014, respectively:

	September 30, 2015	December 31, 2014
Convertible preferred stock	2,005,000	2,005,000
Options	-	-
Warrants	650,000	650,000
Convertible notes	150,000	150,000
Total	2,805,000	2,805,000

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Legal Matters

The Company is not currently defending any lawsuits or claims. However, the Company may be, from time to time, subject to claims and lawsuits arising in the ordinary course of business. In management’s opinion, the ultimate resolution of such potential matters is not expected to have a materially adverse effect on the Company’s financial position, results of operations, or liquidity.

NOTE 10 – SUPPLEMENTAL DISCLOSURES OF CASH FLOWS

The Company paid no interest the nine months ended September 30, 2015 and 2014 paid income taxes of $800 and $0, respectively.

The accompanying notes are an integral part of these unaudited condensed financial statements.

F-26

PART III

INDEMNIFICATION OF DIRECTOR AND OFFICERS

Indemnification of Officers and Directors

Under our Articles of Incorporation and Bylaws of the corporation, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his/her position, if he/she acted in good faith and in a manner he/she reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he/she is to be indemnified, we must indemnify him/her against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Disclosure of Commission Position of Indemnification for Securities Act Liabilities

We have been advised that in the opinion of the Securities and Exchange Commission indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities is asserted by one of our directors, officers, or controlling persons in connection with the securities being registered, we will, unless in the opinion of our legal counsel the matter has been settled by controlling precedent, submit the question of whether such indemnification is against public policy to court of appropriate jurisdiction. We will then be governed by the court's decision.

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RECENT SALES OF UNREGISTERED SECURITIES

There have been no recent sales of unregistered Securities as of December 1, 2015.

1. EXHIBITS TO OFFERING STATEMENT
Exhibit No.	Description
1a-2a	Certificate of Incorporation (1)
1a-2b	Certificate of Name Change (1)
1a-2c	By-laws
1a-3a	Form of Note
1a-4	Sample Subscription Agreement
1a-12	Legal Opinion Letter
1a-13	Underwriters Agreement (1)
1a-14	Consent of LJ Soldinger & Associates LLP
1a-15a	Regulation A Disqualification Event Questionnaire – Robert Honeyman
1a-15b	Regulation A Disqualification Event Questionnaire – Henry F Gurley
1a-15c	Regulation A Disqualification Event Questionnaire – George Pursglove

(1) To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Newport Beach, CA on December 17, 2015.

Advanced Predictive Analytics Holdings, Inc.

By: /s/ George Pursglove
Name: George Pursglove
Title: Chairman, Chief Executive Officer, and President
Date: December 17, 2015

Pursuant to the requirements of the Securities Act of 1933, this Offering Statement has been signed by the following persons in the capacities and on the dates indicated.

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